Exhibit 99.6

VRDP SHARES FEE AGREEMENT

dated as of

October 29, 2015

between

BLACKROCK LONG-TERM MUNICIPAL ADVANTAGE TRUST,

as Issuer

and

BANK OF AMERICA, N.A.,

as Liquidity Provider

BlackRock Long-Term Municipal Advantage Trust

Series W-7

Variable Rate Demand Preferred Shares (“VRDP Shares”)

Schedule I	—	Description of VRDP Shares; Initial Remarketing Agent
Schedule II	—	Litigation
Exhibit A	—	Forms of Opinions of Counsel for the Trust and the Investment Adviser
Exhibit A-1		Form of Corporate Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-2	—	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-3	—	Form of In-House Counsel Opinion for the Investment Adviser
Exhibit A-4	—	Form of Negative Assurance Letter of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit B	—	Forms of Opinions of Counsel for the Liquidity Provider and the Remarketing Agent
Exhibit B-1	—	Form of Opinion of Ashurst LLP as counsel to the Liquidity Provider
Exhibit B-2	—	Form of Opinion of In-house Counsel with respect to bank regulatory matters
Exhibit B-3	—	Form of Opinion of Ashurst LLP as counsel to the Remarketing Agent
Exhibit C	—	Form of Opinion of Counsel for the Tender and Paying Agent
Exhibit D	—	Eligible Assets
Exhibit E	—	Form of Related Documents
Exhibit E-1	—	Form of VRDP Shares Purchase Agreement
Exhibit E-2	—	Form of VRDP Shares Remarketing Agreement
Exhibit E-3	—	Form of Tender and Paying Agent Agreement
Exhibit E-4	—	Form of Placement Agreement
Exhibit E-5	—	Form of Statement of Preferences
Exhibit E-6	—	Form of VRDP Shares

VRDP SHARES FEE AGREEMENT

VRDP SHARES FEE AGREEMENT dated as of October 29, 2015, between BLACKROCK LONG-TERM MUNICIPAL ADVANTAGE TRUST, a closed-end investment company organized as a Delaware statutory trust, as issuer (the “Trust”), and BANK OF AMERICA, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS, the Trust has authorized the issuance of its Variable Rate Demand Preferred Shares, as set forth on Schedule I hereto, which are subject to this Agreement (the “VRDP Shares”);

WHEREAS, the Trust wishes to enhance the liquidity of the VRDP Shares by providing for the right of Holders and Beneficial Owners (as defined below) to sell pursuant to the Statement of Preferences (as defined below) and the obligation of the Liquidity Provider to purchase VRDP Shares pursuant to the Purchase Obligation (as defined below);

WHEREAS, the original issuance and sale of the VRDP Shares by the Trust is conditioned upon, and subject to, the Purchase Obligation being in effect with respect to the VRDP Shares; and

WHEREAS, the Statement of Preferences provides that the Trust for the benefit of the Holders and Beneficial Owners of VRDP Shares shall (i) maintain a VRDP Shares Purchase Agreement (as defined below) providing a Purchase Obligation on an ongoing basis to the extent that the Trust can do so on a commercially reasonable basis, and (ii) provide Holders and Beneficial Owners with advance notice of any termination of the Purchase Obligation.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms, as used herein, have the following meanings:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more VRDP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” means this VRDP Shares Fee Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate VRDP Shares Purchase Agreement” means any agreement with a successor liquidity provider replacing the VRDP Shares Purchase Agreement (or any replacement therefor) upon its termination in accordance with its terms and containing a Purchase Obligation substantially similar to the Purchase Obligation therein, as determined by the Trust.

“Amendment Documents” means the Amendment, dated as of October 29, 2015, to this Agreement, the Amendment, dated as of October 29, 2015, to the VRDP Shares Purchase Agreement, the Amendment, dated as of October 29, 2015, to the VRDP Shares Remarketing Agreement and the Amendment, dated as of October 29, 2015, to the Tender and Paying Agent Agreement.

“AMPS” has the meaning set forth in Section 6.20.

“Applicable Rate” means the dividend rate per annum on any share of VRDP Shares for a Rate Period determined as set forth in Section 2(e)(i) of Part I of the Statement of Preferences or in the definition of “Maximum Rate,” as applicable.

“Available Commitment” as of any day means, with respect to the VRDP Shares, the sum of the aggregate Liquidation Preference of the VRDP Shares then Outstanding plus all accumulated but unpaid dividends, whether or not earned or declared.

“Basic Maintenance Amount,” as of any Valuation Date, has the meaning set forth in the Rating Agency Guidelines.

“Beneficial Owner” means a Person in whose name VRDP Shares are recorded as beneficial owner of such VRDP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee, including the Liquidity Provider to the extent it is at any time the Beneficial Owner of VRDP Shares (irrespective of any assignment or transfer by the Liquidity Provider of its voting rights).

“Board” means the Board of Trustees of the Trust or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Amended and Restated Agreement and Declaration of Trust of the Trust, as filed with the Secretary of State of the State of Delaware, and all amendments thereto, including by the Statement of Preferences.

“Closing Date” means the Date of Original Issue of the VRDP Shares subject to the satisfaction of the conditions specified in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of beneficial interest, par value $.001 per share, of the Trust.

“Conditional Acceptance” means a conditional acceptance by the Liquidity Provider of an extension of the Scheduled Termination Date.

“Confidential Information” has the meaning set forth in Section 8.15.

“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Trust as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

“Date of Original Issue,” with respect to the VRDP Shares, means the date on which the Trust initially issued such VRDP Shares.

“Defeased Securities” means a security for which cash, cash equivalents or other eligible property has been pledged in an amount sufficient to make all required payments on such security to and including maturity, in accordance with the instrument governing the issuance of such security.

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(1) cash or any cash equivalent;

(2) any U.S. Government Security;

(3) any Municipal Obligation that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to Municipal Obligations with substantially similar terms as of the date of the Statement of Preferences (or such rating’s future equivalent), including (A) any such Municipal Obligation that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Obligation that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(4) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Obligations or U.S. Government Securities or any combination thereof; or

(5) any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of the Statement of Preferences (or such rating’s future equivalent).

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward swap transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, futures contracts, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Derivative Termination Value” means, in respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Contracts, (a) for any date on or after the date such Derivative Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivative Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivative Contracts (which may include the Liquidity Provider or an affiliate of the Liquidity Provider).

“Discounted Value” as of any Valuation Date, shall have the meaning set forth in the Rating Agency Guidelines.

“Dividend Payment Date” except as otherwise provided in Section 2(d) of Part I of the Statement of Preferences, means the date that is the first Business Day of each calendar month.

“Dividend Period,” with respect to VRDP Shares, means the period from, and including, the Date of Original Issue of VRDP Shares to, but excluding, the initial Dividend Payment Date for VRDP Shares and any period thereafter from, and including, one Dividend Payment Date for VRDP Shares to, but excluding, the next succeeding Dividend Payment Date for VRDP Shares.

“Effective Leverage Ratio” means the quotient of:

(A)           the sum of (i) the aggregate liquidation preference of the Trust’s “senior securities” (as that term is defined in the 1940 Act) that are stock, plus any accumulated but unpaid dividends thereon, excluding, without duplication, (x) any such senior securities for which the Trust has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption and (y) the Trust’s outstanding preferred shares to be redeemed in accordance with the VRDP Shares Fee Agreement with the gross proceeds from the sale of the VRDP Shares, for which the Trust either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption; (ii) the aggregate principal amount of the Trust’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act), plus any accrued but unpaid interest thereon; (iii) the aggregate principal amount of floating rate trust certificates corresponding to the associated residual floating rate trust certificates owned by the Trust (less the aggregate principal amount of any such floating rate trust certificates owned by the Trust and corresponding to the associated residual floating rate trust certificates owned by the Trust); and (iv) the aggregate amount of the Trust's repurchase obligations under repurchase agreements.

divided by

(B)           the Market Value of the Trust's total assets (including amounts attributable to assets financed with the proceeds of the instruments referred to in clause (A) above but excluding Deposit Securities segregated at the Custodian in accordance with clause (A) above).

“Effective Leverage Ratio Cure Period” has the meaning set forth in Section 6.18.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in Section 7.02 of the Tender and Paying Agent Agreement or as specified in the related notice.

“Eligible Assets” means the instruments listed on Exhibit D to this Agreement, as amended from time to time with the prior consent of the Liquidity Provider.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation, amalgamation with, or merger with or into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation, amalgamation with, or merger with or into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has (i) short-term debt ratings in one of the two highest rating categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act and (y) the Liquidity Provider has provided notice in writing to the Trust confirming the information described in (x) at least 10 days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Failed Remarketing Condition” means a Failed Remarketing Condition—Purchased VRDP Shares or a Failed Remarketing Condition—Unpurchased VRDP Shares.

“Failed Remarketing Condition—Purchased VRDP Shares” means the Liquidity Provider acquires and continues to be the beneficial owner for federal income tax purposes of any VRDP Shares in connection with purchases made pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) on any Purchase Date including VRDP Shares the Liquidity Provider continues to be the beneficial owner of for federal income tax purposes after the expiration or termination of the VRDP Shares Purchase Agreement.

“Failed Remarketing Condition—Purchased VRDP Shares Redemption” means redemption by the Trust, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date fixed by the Board for redemption, of VRDP Shares that the Liquidity Provider shall have acquired pursuant to the Purchase Obligation and continued to be the beneficial owner of for federal income tax purposes for a continuous period of six months during which such VRDP Shares are tendered for Remarketing on each Business Day in accordance with the Related Documents but cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such VRDP Shares), determined by the Trust on a first-in, first-out basis, in accordance with and subject to the provisions of Section 6.21 of this Agreement and the Statement of Preferences.

“Failed Remarketing Condition—Unpurchased VRDP Shares” means that a Beneficial Owner (other than the Liquidity Provider or its affiliates) continues to hold VRDP Shares, that were subject to a Tender in accordance with the VRDP Shares Purchase Agreement, after any Purchase Date as a result of the failure by the Liquidity Provider for any reason to purchase such VRDP Shares pursuant to the Purchase Obligation (whether as a result of an unsuccessful Remarketing or a Mandatory Purchase) (“Unpurchased VRDP Shares”), until such time as all Outstanding Unpurchased VRDP Shares are (i) successfully remarketed pursuant to a Remarketing, (ii) purchased by the Liquidity Provider pursuant to the Purchase Obligation, or (iii) if not successfully remarketed pursuant to a Remarketing or purchased by the Liquidity Provider pursuant to the Purchase Obligation, the subject of a validly tendered Notice of Revocation (or any combination of the foregoing); and any Unpurchased VRDP Shares shall be deemed tendered for Remarketing until the earliest to occur of the foregoing events (i), (ii) or (iii) with respect to such Unpurchased VRDP Shares.

“Final Notice of Purchase” means, in connection with an Optional Tender or a Mandatory Tender, a Notice of Purchase delivered by the Tender and Paying Agent to the Liquidity Provider (or directly to the Liquidity Provider by Beneficial Owners or their Agent Members, in the case of an Optional Tender, or Holders, in the case of a Mandatory Tender, if there is no Tender and Paying Agent or for any reason the Tender and Paying Agent does not perform its obligations) on the Purchase Date indicating the number of VRDP Shares to be purchased on such date pursuant to the Purchase Obligation, or, in connection with a Mandatory Purchase, the Mandatory Purchase Notice delivered by the Trust or the Tender and Paying Agent on behalf of the Trust.

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is a majority-owned subsidiary of Fimalac, S.A.

“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Discounted Value of the Trust’s assets in connection with Fitch ratings of the VRDP Shares at the request of the Trust.

“Fitch Eligible Assets” means assets of the Trust set forth in the Fitch Guidelines as eligible for inclusion in calculating the Discounted Value of the Trust’s assets in connection with Fitch ratings of the VRDP Shares at the request of the Trust.

“Fitch Guidelines” means the guidelines applicable to Fitch’s current ratings of the VRDP Shares, provided by Fitch in connection with Fitch’s ratings of shares of a Series of VRDP Shares at the request of the Trust (a copy of which is available on request of the Trust), in effect on the date hereof and as may be amended from time to time, provided, however that any such amendment will not be effective for thirty (30) days from the date that Fitch provides final notice of such amendment to the Trust.

“Holder” means a Person in whose name a VRDP Share is registered in the registration books of the Trust maintained by the Tender and Paying Agent.

The word “including” means “including without limitation.”

“Indemnified Persons” means, as applicable, the Trust and its affiliates and trustees, officers, partners, employees, agents, representatives and control persons within the meaning of the Exchange Act, entitled to indemnification by the Liquidity Provider, or the Liquidity Provider and its affiliates and directors, officers, partners, employees, agents, representatives and control persons within the meaning of the Exchange Act, entitled to indemnification by the Trust, in each case, under Section 8.03.

“Information Statement” means the Information Statement of the Trust relating to the offering and sale of the VRDP Shares dated October 28, 2015, as amended, revised or supplemented from time to time, including in connection with any Remarketing, if applicable.

“Initial Rate Period” with respect to the VRDP Shares, means the period commencing on and including the Date of Original Issue thereof and ending on October 29, 2018, the next succeeding Wednesday; provided, that if the Initial Rate Period has been designated a Special Rate Period, then such Initial Rate Period shall end on the last day of such Special Rate Period.

“Investment Adviser” means BlackRock Advisors LLC, or any successor company or entity.

“Legal Process” has the meaning set forth in Section 8.15.

“Liquidation Preference,” with respect to a given number of VRDP Shares, means $100,000 times that number.

“Liquidity Account” has the meaning set forth in Section 6.22(a).

“Liquidity Account Investments” means Deposit Securities or any other security or investment owned by the Trust that is rated not less than A-/A3 or the equivalent rating (or any such rating’s future equivalent) by each NRSRO then rating such security or investment (or if rated by only one NRSRO, by such NRSRO) or, if no NRSRO is then rating such security, deemed to be, with the prior written consent of the Liquidity Provider, of an equivalent rating by the Investment Adviser on the Trust’s books and records.

“Liquidity Provider” has the meaning set forth in the preamble of this Agreement.

“Liquidity Provider Information” means (i) the  information under the captions “Summary – Liquidity Provider” and “Liquidity Provider” in the Information Statement and (ii) any information in the Remarketing Materials under the caption “Liquidity Provider”, which in each case has been furnished in writing by the Liquidity Provider or its affiliates for inclusion therein (including without limitation through incorporation by reference).

“Liquidity Provider Ratings Event” means the Liquidity Provider shall fail to maintain at any time (i) short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs or (ii) such other short-term debt ratings, if any, as may be required for the VRDP Shares to satisfy the eligibility criteria under Rule 2a-7 under the 1940 Act.

“Liquidity Provider Ratings Event Termination Date” means the date established by the Tender and Paying Agent, acting upon instructions of the Trust pursuant to the Tender and Paying Agent Agreement, for termination of the VRDP Shares Purchase Agreement upon the occurrence of a Liquidity Provider Ratings Event, which date shall be not less than 16 days nor more than 30 days following such Liquidity Provider Ratings Event.

“Liquidity Requirement” has the meaning set forth in Section 6.22(b).

“Managed Assets” means the Trust’s total assets (including any assets attributable to money borrowed for investment purposes) minus the sum of the Trust’s accrued liabilities (other than money borrowed for investment purposes).  For the avoidance of doubt, assets attributable to money borrowed for investment purposes includes the portion of the Trust’s assets in a tender option bond trust of which the Trust owns the residual interest (without regard to the value of the residual interest to avoid double counting).

“Mandatory Purchase” means the mandatory purchase of Outstanding VRDP Shares by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement in connection with a Mandatory Purchase Event.

“Mandatory Purchase Date” means the Purchase Date for a Mandatory Purchase in accordance with the Statement of Preferences and the VRDP Shares Purchase Agreement.

“Mandatory Purchase Event” means, (i) in connection with the termination of the VRDP Shares Purchase Agreement due to its expiration as of a Scheduled Termination Date, by the fifteenth day prior to any such Scheduled Termination Date, (a) the Liquidity Provider shall not have agreed to an extension or further extension of the Scheduled Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement then in effect, and (b) the Trust shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement being replaced, or (ii) in connection with the termination of the VRDP Shares Purchase Agreement due to a Liquidity Provider Ratings Event or Related Party Termination Event, by the fifteenth day prior to the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Trust shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced.  The Mandatory Purchase Event shall be deemed to occur on such fifteenth day prior to any Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be.

“Mandatory Purchase Notice” means, in connection with the Mandatory Purchase of VRDP Shares, a notice substantially in the form attached to the VRDP Shares Purchase Agreement as Exhibit B, delivered by the Trust or the Tender and Paying Agent on behalf of the Trust to the Holders and the Liquidity Provider specifying a Mandatory Purchase Date.

“Mandatory Tender,” with respect to a Mandatory Tender Event, means the mandatory tender of all VRDP Shares by Holders for Remarketing, or, in the event (i) no Remarketing occurs on or before the Purchase Date or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided, that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider at the Purchase Price pursuant to Section 2 of Part II of the Statement of Preferences and the VRDP Shares Purchase Agreement.

“Mandatory Tender Event” means (a) each failure by the Trust to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Trust to pay the Liquidity Provider the applicable fee when due under the terms of this Agreement if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Trust that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Trust shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the 15th day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement being replaced; (f) the Trust shall have provided a Notice of Proposed Special Rate Period in accordance with the Statement of Preferences, except in the case of an Initial Special Rate Period; or (g) in the event of a breach by the Trust of its Effective Leverage Ratio covenant with the Liquidity Provider set forth in Section 6.18 of this Agreement and the failure to cure such breach within 60 days from the date of such breach (which 60-day period would include the Effective Leverage Ratio Cure Period), if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Trust and the Tender and Paying Agent that the failure to timely cure such breach constitutes a Mandatory Tender Event (subject to the Trust curing such breach prior to the delivery date of such notice from the Liquidity Provider).

“Mandatory Tender Notice” means, in connection with the Mandatory Tender of VRDP Shares, a notice, substantially in the form attached to the VRDP Shares Remarketing Agreement as Annex II, delivered by the Trust or the Tender and Paying Agent on behalf of the Trust to the Holders and the Liquidity Provider specifying a Mandatory Tender Event and Purchase Date.

“Market Value” of any asset of the Trust means the market value thereof determined by an independent third-party pricing service designated pursuant to the Trust’s valuation policies and procedures approved from time to time by the Board for use in connection with the determination of the Trust’s net asset value.  Market Value of any asset shall include any interest or dividends, as applicable, accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available.  Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods which include consideration of: yields or prices of municipal bonds of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions.  The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine valuations.

“Maximum Rate” with respect to the VRDP Shares, has the meaning specified in the Statement of Preferences.

“Minimum Rate Period” means any Rate Period consisting of seven Rate Period Days, as adjusted to reflect any changes when the regular day that is a Rate Determination Date is not a Business Day.

“Minimum VRDP Shares Asset Coverage” means asset coverage, as defined in Section 18(h) of the 1940 Act as of the date hereof (excluding (1) from the denominator of such asset coverage test (i) any such senior securities for which the Trust has issued a Notice of Redemption and either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption and (ii) the Trust’s outstanding preferred shares to be redeemed in accordance with Section 6.20 of this Agreement with the gross proceeds from the sale of the VRDP Shares, for which the Trust either has delivered Deposit Securities to the Tender and Paying Agent or otherwise has adequate Deposit Securities on hand and segregated on the books and records of the Custodian for the purpose of such redemption and (2) from the numerator of such asset coverage test, any Deposit Securities referred to in the previous clause (1)(i) and (ii)), with such changes thereafter as agreed with the prior written consent of the Liquidity Provider, of at least 200% or such higher percentage as required and specified in this Agreement, but, in any event, not more than 250%, with respect to all outstanding senior securities of the Trust which are stock, including all Outstanding VRDP Shares (or, in each case, if higher, such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares or stock).

“Minimum VRDP Shares Asset Coverage Cure Date” with respect to the failure by the Trust to maintain the Minimum VRDP Shares Asset Coverage (as required by the Statement of Preferences and this Agreement) as of the last Business Day of each month, means the tenth Business Day of the following month.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines for use in calculating the Discounted Value of the Trust’s assets in connection with Moody’s ratings of the VRDP Shares at the request of the Trust.

“Moody’s Eligible Assets” means assets of the Trust set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Trust’s assets in connection with Moody’s ratings of the VRDP Shares at the request of the Trust.

“Moody’s Guidelines” means the guidelines applicable to Moody’s current ratings of the VRDP Shares, provided by Moody’s in connection with Moody’s ratings of shares of a Series of VRDP Shares at the request of the Trust (a copy of which is available on request of the Trust), in effect on the date hereof and as may be amended from time to time, provided, however that any such amendment will not be effective for thirty (30) days from the date that Moody’s provides final notice of such amendment to the Trust.

 “Municipal Obligations” means Municipal Bonds as described in the Information Statement.

“Notice of Purchase” means, as the context requires, a Preliminary Notice of Purchase or a Final Notice of Purchase, in each case, substantially in the form attached as Exhibit A to the VRDP Shares Purchase Agreement.

“Notice of Redemption” means any notice with respect to the redemption of VRDP Shares pursuant to paragraph (c) of Section 10 of Part I of the Statement of Preferences.

“Notice of Revocation” means, in connection with the revocation by a Beneficial Owner or its Agent Member of its Notice of Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement as Exhibit C, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to revoke the tender of some or all of the VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Statement of Preferences.

“Notice of Tender” means, in connection with an Optional Tender, a notice, substantially in the form attached to the Tender and Paying Agent Agreement as Exhibit A, delivered by a Beneficial Owner or its Agent Member to the Tender and Paying Agent indicating an intention to tender VRDP Shares for sale on a Purchase Date pursuant to Section 1 of Part II of the Statement of Preferences.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Trust or the Liquidity Provider, including, at the date hereof, Moody’s and Fitch.

“Optional Tender” means any tender of VRDP Shares by a Beneficial Owner or its Agent Member to the Tender and Paying Agent, other than a Mandatory Tender, for Remarketing or, in the event (i) no Remarketing occurs on or before the Purchase Date, or (ii) pursuant to an attempted Remarketing, VRDP Shares remain unsold and the Remarketing Agent does not purchase for its own account the unsold VRDP Shares tendered to the Tender and Paying Agent for Remarketing (provided that the Remarketing Agent may seek to sell such VRDP Shares in a subsequent Remarketing prior to the Purchase Date), for purchase by the Liquidity Provider pursuant to Section 2 of Part II of the Statement of Preferences and the VRDP Shares Purchase Agreement.

The word “or” is used in its inclusive sense.

“Other Rating Agency” means each NRSRO, if any, other than Moody’s and Fitch, then providing a rating for the VRDP Shares pursuant to the request of the Trust.

“Other Rating Agency Guidelines” means the guidelines applicable to each Other Rating Agency’s ratings of the VRDP Shares, provided by Other Rating Agency in connection with such Other Rating Agency’s ratings of shares of a Series of VRDP Shares at the request of the Trust (a copy of which is available on request of the Trust), as may be amended from time to time, provided, however that any such amendment will not be effective except as agreed between the Other Rating Agency and the Trust.

 “Outstanding” means, as of any date with respect to the VRDP Shares, the number of VRDP Shares theretofore issued by the Trust except, without duplication, (i) any VRDP Shares theretofore cancelled or delivered to the Tender and Paying Agent for cancellation or redemption by the Trust, (ii) any VRDP Shares with respect to which the Trust has given a Notice of Redemption and irrevocably deposited with the Tender and Paying Agent sufficient Deposit Securities to redeem such VRDP Shares, pursuant to Section 10 of Part I of the Statement of Preferences, (iii) any VRDP Shares as to which the Trust shall be a Beneficial Owner, and (iv) any VRDP Shares represented by any certificate in lieu of which a new certificate has been executed and delivered by the Trust; provided, however, with respect to clause (ii), any such VRDP Shares will be deemed to be Outstanding for purposes of the VRDP Shares Purchase Agreement until redeemed by the Trust.

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Placement Agent” means BlackRock Investments, LLC.

“Placement Agreement” means the placement agreement, dated as of October 28, 2015, between the Trust and the Placement Agent with respect to the offering and sale of the VRDP Shares.

“Preferred Shares” means the preferred shares of the Trust, and includes the VRDP Shares.

“Purchase Date,” with respect to any purchase of VRDP Shares, means (i) in connection with an Optional Tender, the date specified in a Notice of Tender, which date shall be no earlier than the seventh day (or, if such day is not a Business Day, the next succeeding Business Day) following delivery to the Tender and Paying Agent of the Notice of Tender, (ii) in connection with a Mandatory Tender, the date specified in the Mandatory Tender Notice (or, if such day is not a Business Day, the next succeeding Business Day), subject to the immediately succeeding sentence below, or (iii) in connection with a Mandatory Purchase, the Mandatory Purchase Date specified in the Mandatory Purchase Notice (or, if such day is not a Business Day, the next succeeding Business Day).  The Purchase Date in respect of a Mandatory Tender Event shall be not later than seven days following the date a Mandatory Tender Notice is sent to Holders by Electronic Means; provided, that: (A) the Purchase Date in connection with the failure of the Trust to pay the applicable fee to the Liquidity Provider may not be later than the last Business Day of the month such payment was due; (B) the Purchase Date in connection with the occurrence of an Extraordinary Corporate Event may not be later than the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event (and, if no earlier Purchase Date is specified in a Mandatory Tender Notice with respect to such Extraordinary Corporate Event, the Business Day immediately preceding the occurrence of the Extraordinary Corporate Event shall be deemed to be the Purchase Date irrespective of the failure to have given or sent a Mandatory Tender Notice); (C) the Purchase Date in connection with the Trust obtaining an Alternate VRDP Shares Purchase Agreement may not be later than the Business Day immediately preceding the termination of the VRDP Shares Purchase Agreement and the effective date of such Alternate VRDP Shares Purchase Agreement (which may not be later than the termination date of the VRDP Shares Purchase Agreement); and (D) the Purchase Date in connection with a Notice of Proposed Special Rate Period may not be later than the first day of such proposed Special Rate Period.

“Purchase Obligation” means the unconditional and irrevocable obligation of the Liquidity Provider during the term and pursuant to the terms of the VRDP Shares Purchase Agreement to purchase Outstanding VRDP Shares on any Purchase Date at the Purchase Price from Beneficial Owners, in the case of any Optional Tender, and Holders, in the case of any Mandatory Tender or any Mandatory Purchase, in each case following delivery of a Final Notice of Purchase with respect to such VRDP Shares.

“Purchase Price” means an amount equal to the Liquidation Preference of any VRDP Shares to be purchased on a Purchase Date, plus any accumulated but unpaid dividends thereon (whether or not earned or declared), if any, to but excluding, the relevant Purchase Date.

“Purchased VRDP Shares” means all VRDP Shares purchased by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement, so long as the Liquidity Provider continues to be the beneficial owner for federal income tax purposes of such VRDP Shares.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rate Determination Date” means, with respect to any series of VRDP Shares, the last day of a Rate Period for such series or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that the next succeeding Rate Determination Date will be determined without regard to any prior extension of a Rate Determination Date to a Business Day.

“Rate Period” with respect to the VRDP Shares, means the Initial Rate Period and any Subsequent Rate Period, including any Special Rate Period.

“Rate Period Days” for any Rate Period, means the number of days that would constitute such Rate Period, but for the application of Section 2(d) of Part I of the Statement of Preferences or Section 4(b) of Part I of the Statement of Preferences.

“Rating Agency” means each of Fitch (if Fitch is then rating the VRDP Shares at the request of the Trust), Moody’s (if Moody’s is then rating the VRDP Shares at the request of the Trust) and any Other Rating Agency (if such Other Rating Agency is then rating the VRDP Shares at the request of the Trust).

“Rating Agency Guidelines” means Moody’s Guidelines (if Moody’s is then rating the VRDP Shares at the request of the Trust), Fitch Guidelines (if Fitch is then rating the VRDP Shares at the request of the Trust) and any Other Rating Agency Guidelines (if such Other Rating Agency is then rating the VRDP Shares at the request of the Trust).

“Redemption Date” means any date fixed for redemption in accordance with Section 10(c) of Part I of the Statement of Preferences.

“Redemption Price” means the applicable redemption price specified in Section 10(a) or 10(b) of Part I of the Statement of Preferences.

“Related Documents” means this Agreement, the Charter, the Statement of Preferences, the Placement Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and the Tender and Paying Agent Agreement.

“Related Party” means a related party for purposes of Section 267(b) or Section 707(b) of the Code, as such provisions may be amended from time to time.

“Related Party Termination Date” means the effective date of the termination of the VRDP Shares Purchase Agreement in accordance with its terms following the occurrence of a Related Party Termination Event.

“Related Party Termination Event” means the Liquidity Provider becoming a Related Party of the Trust other than through the acquisition of VRDP Shares pursuant to the terms of the VRDP Shares Purchase Agreement

“Remarketing” means the remarketing of VRDP Shares by the Remarketing Agent on behalf of the Beneficial Owners thereof pursuant to an Optional Tender or on behalf of the Holders thereof pursuant to a Mandatory Tender, as provided in the VRDP Shares Remarketing Agreement and the Statement of Preferences.

“Remarketing Agent” means, with respect to the VRDP Shares, the Person or Persons designated, with the prior written consent (except in the case of an Initial Special Rate Period) of the Liquidity Provider (which consent shall not be unreasonably withheld) as Remarketing Agent for the VRDP Shares, initially as set forth in Schedule I hereto, and its or their permitted successors and assigns.

“Remarketing Materials” means (i) the Trust’s most recent annual report and, if available, subsequent semi-annual report, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (ii) the most recent annual and, if available, interim report of the Liquidity Provider, which shall be deemed to have been made available upon the electronic availability of any such document on a public website, (iii) such other publicly available information as the Trust or the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request from time to time, of the Liquidity Provider, the Trust or the Remarketing Agent, and such other documentation, representations, warranties and certifications as the Trust, the Liquidity Provider or the Remarketing Agent, if applicable, may reasonably request, it being understood that the Trust, the Liquidity Provider or the Remarketing Agent, if applicable, may, in its discretion, determine to deliver to purchasers and prospective purchasers, in connection with the offer and sale of VRDP Shares by the Liquidity Provider, a Remarketing Memorandum, and (iv) such other publicly available information necessary, in the opinion of counsel for the Trust, the Liquidity Provider or the Remarketing Agent, if applicable, to amend or supplement the foregoing materials, in order that the foregoing materials will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time made available to or delivered to a purchaser.

“Remarketing Memorandum” means the Information Statement or any other written communication describing the Trust, the Liquidity Provider and/or the terms of the VRDP Shares and the Purchase Obligation, which has been approved by each party hereto in writing for use in connection with Remarketing prior to its use, which approval shall not be unreasonably withheld or delayed.

“Representatives” has the meaning set forth in Section 8.15.

“Requisite NRSROs” means (i) any two NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer; or (ii) if only one NRSRO has issued a rating with respect to such security or class of debt obligations of an issuer at the time a purchaser Acquires (as such term is defined from time to time in Rule 2a-7 under the 1940 Act) the security, that NRSRO.

“Scheduled Termination Date” means the date that is three years from (and including) the Closing Date, or any succeeding date to which the term of this Agreement is extended pursuant to Section 2.02.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the VRDP Shares.

“Special Rate Period” with respect to the VRDP Shares, has the meaning specified in Section 4(a) of Part I of the Statement of Preferences.

“Special Redemption Provisions” has the meaning specified in Section 10(a)(i) of Part I of the Statement of Preferences.

“Statement of Preferences” means the Statement of Preferences of Variable Rate Demand Preferred Shares.

“Subsequent Rate Period” with respect to the VRDP Shares, means the period from, and including, the first day following the Initial Rate Period of the VRDP Shares to, and including, the next Rate Determination Date for the VRDP Shares and any period thereafter from, and including, the first day following a Rate Determination Date for the VRDP Shares to, and including, the next succeeding Rate Determination Date for the VRDP Shares; provided, however, that if any Subsequent Rate Period is also a Special Rate Period, such term shall mean the period commencing on the first day of such Special Rate Period and ending on, and including, the last day of the last Dividend Period thereof; except for Special Rate Periods, each Subsequent Rate Period will be a Minimum Rate Period.

“Tender” means either a Mandatory Tender or an Optional Tender, as applicable.

“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Liquidity Provider (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Trust to act in such capacity as the Trust’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to VRDP Shares.

“Tender and Paying Agent Agreement” means the tender and paying agent agreement, dated as of October 29, 2015, by and between the Trust and the Tender and Paying Agent, as amended, modified or supplemented from time to time, or any similar agreement with a successor tender and paying agent.

“Termination Event” means a termination of this Agreement (a) on a Scheduled Termination Date, as such date may be extended pursuant to the terms hereof, (b) following written notice provided by the Trust pursuant to Section 8.06(b) hereof following the occurrence of a Liquidity Provider Ratings Event at any time during the term hereof or (c) on a Related Party Termination Date.

“Transactions” has the meaning set forth in Section 8.15.

“Trust” has the meaning set forth in the preamble to this Agreement.

“Trust Insolvency Event” means that the Trust becomes a debtor under Title 11 of the United States Bankruptcy Code or becomes subject to insolvency or liquidation proceedings under any United States federal or state, or any other law.

“U.S. Government Securities” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Valuation Date” means, for purposes of determining whether the Trust is maintaining the VRDP Shares Basic Maintenance Amount, each Friday that is a Business Day, or for any Friday that is not a Business Day, the immediately preceding Business Day, and the Date of Original Issue, commencing with the Date of Original Issue.

“VRDP Shares” has the meaning set forth in the preamble to this Agreement.

“VRDP Shares Purchase Agreement” means the VRDP Shares purchase agreement, dated as of October 29, 2015, by and between the Liquidity Provider and the Tender and Paying Agent, as amended, modified or supplemented, or any Alternate VRDP Shares Purchase Agreement.

“VRDP Shares Remarketing Agreement” means the VRDP Shares remarketing agreement with respect to the VRDP Shares, dated as of October 29, 2015, by and between the Trust and the Remarketing Agent, as amended, modified or supplemented from time to time.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

SECTION 1.02. Incorporation of Certain Definitions by Reference.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement of Preferences.  Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II

PURCHASE OBLIGATION

SECTION 2.01. Commitment to Purchase VRDP Shares; Fees.

(a) The Trust and the Liquidity Provider are entering into this Agreement in connection with the Liquidity Provider’s agreement to provide the Purchase Obligation under the VRDP Shares Purchase Agreement.  The Liquidity Provider agrees that in no event shall amounts paid by it in respect of the Purchase Price be paid from funds or property of the Trust, including, without limitation, any funds derived from funds that the Trust may have on deposit with the Liquidity Provider.  The obligation of the Liquidity Provider to purchase VRDP Shares pursuant to the VRDP Shares Purchase Agreement shall run to the benefit of the Holders and Beneficial Owners of VRDP Shares and shall be unconditional and irrevocable in accordance with the provisions thereof.

(b) Pursuant to the Statement of Preferences, the Trust shall use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with experience in remarketing variable-rate securities whose appointment has been consented to in writing by the Liquidity Provider (which consent shall not be unreasonably withheld) to use its best efforts to find purchasers for all VRDP Shares properly tendered pursuant to a Tender.  All such VRDP Shares shall be remarketed at the Purchase Price of such VRDP Shares.

(c) Upon the occurrence of the Closing Date, the Trust shall use its best efforts to engage at all times a Tender and Paying Agent to perform the duties specified in the Statement of Preferences, the Tender and Paying Agent Agreement and the VRDP Shares Purchase Agreement.

SECTION 2.02. Extension of Scheduled Termination Date.

The Trust shall have the right, exercisable not more than 120 days nor less than 90 days prior to the Scheduled Termination Date, to request that the Liquidity Provider extend the term of such Scheduled Termination Date for an additional period of 364 days or, if mutually agreed upon by the parties hereto, a period greater than 364 days, which request may be conditioned upon terms and conditions that are different from the terms and conditions of this Agreement and the VRDP Shares Purchase Agreement then in effect.  The Liquidity Provider shall, no later than 30 days after receiving such request, notify the Trust and the Tender and Paying Agent of its acceptance or rejection of such request, which acceptance by the Liquidity Provider may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions of this Agreement and the VRDP Shares Purchase Agreement then in effect or the terms and conditions proposed by the Trust in making an extension request.  If the Liquidity Provider fails to notify the Trust and the Tender and Paying Agent of its acceptance or rejection of the Trust’s request for extension within such 30-day period, such failure to respond shall constitute a rejection of such request.  If the Liquidity Provider provides a Conditional Acceptance, then the Trust shall have 30 days thereafter to notify the Liquidity Provider and the Tender and Paying Agent of its acceptance or rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  The Trust’s failure to notify the Liquidity Provider and the Tender and Paying Agent within the 30-day period will be deemed a rejection of the terms and conditions specified in the Liquidity Provider’s Conditional Acceptance.  The Trust acknowledges and agrees that the Liquidity Provider may grant or deny any request for extension of the Scheduled Termination Date in its sole and absolute discretion.

SECTION 2.03. Sale of VRDP Shares.

(a) The Liquidity Provider shall make available to the Remarketing Agent those VRDP Shares held by it pursuant to the VRDP Shares Purchase Agreement for Remarketing in accordance with the terms of the VRDP Shares Remarketing Agreement and the remarketing procedures thereunder; provided, however, that the Liquidity Provider expressly reserves the right to sell VRDP Shares held by it at any time to any Person that it reasonably believes is a QIB and by any other means deemed appropriate by the Liquidity Provider in its sole discretion in accordance with applicable law; provided, that the Liquidity Provider shall not sell any VRDP Shares held by it outside of a Remarketing to any Person that is not a registered investment company under the 1940 Act (a “RIC”) other than (i) an affiliate of the Liquidity Provider or Remarketing Agent or (ii) in connection with a repurchase financing transaction, without the prior consent of the Trust.  For purposes of the preceding sentence, the Trust’s prior consent shall not be unreasonably withheld or delayed with respect to sales to (1) a tender option bond trust (all of  the investors in which are RICs, banks, insurance companies or any companies that are included in the S&P 500 (or a direct or indirect wholly-owned subsidiary thereof)) or (2) to any bank, insurance company or any company that is included in the S&P 500 (or a direct or indirect wholly-owned subsidiary thereof); provided, that with respect to any other purchaser, any consent withheld by the Trust because of the identity of such purchaser shall not be deemed unreasonable.  The Liquidity Provider agrees that offers and sales will be made only to persons it reasonably believes are QIBs, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act.

(b) In order to facilitate the sale of VRDP Shares by the Liquidity Provider, the Trust and the Liquidity Provider agree to timely make available their respective Remarketing Materials for inclusion in any Remarketing Memorandum.

SECTION 2.04. Reduction of Available Commitment.

(a) As of the opening of business on the day following the Liquidity Provider’s receipt of written notice (which the Tender and Paying Agent will provide within two (2) Business Days of receipt of notice from the Trust) of any redemption or other repurchase of VRDP Shares consummated by the Trust, the Available Commitment shall automatically be reduced by the amount applicable to the VRDP Shares so redeemed or otherwise repurchased; and the Available Commitment in respect of such VRDP Shares shall be extinguished and shall not thereafter be revived, except with the prior written consent of the Liquidity Provider.

(b) In the event that any dividends or redemption proceeds paid by the Trust on Outstanding VRDP Shares prior to the occurrence of a Trust Insolvency Event are required to be, and are, paid over to the bankruptcy estate of the Trust pursuant to a final, non-appealable judgment of a court of competent jurisdiction arising out of a Trust Insolvency Event, any Beneficial Owner (or former Beneficial Owner) of VRDP Shares that has paid over to the bankruptcy estate of the Trust pursuant to such judgment any dividends or redemption proceeds previously received from the Trust may demand reimbursement from the Liquidity Provider of any amounts so paid.  The Liquidity Provider agrees to make such reimbursement payment within three (3) Business Days of receipt of any such demand for payment made in writing and accompanied by evidence reasonably satisfactory to the Liquidity Provider of payment made to the bankruptcy estate of the Trust by or on behalf of the demanding party.  In connection with any reimbursement payment by the Liquidity Provider, the Beneficial Owner (or former Beneficial Owner) of VRDP Shares shall be deemed to have transferred, assigned and conveyed to the Liquidity Provider the right to receive from the Trust and the bankruptcy estate of the Trust any such dividends or redemption proceeds in exchange for the reimbursement payment by the Liquidity Provider, and the Beneficial Owner (or former Beneficial Owner) shall execute, acknowledge and deliver such further conveyances, assignments and other documents as the Liquidity Provider may reasonably request and are reasonably necessary in order to effectuate such assignment.  The provisions of this Section 2.04 shall survive any expiration or termination of this Agreement, in respect of any dividends or redemption proceeds paid by the Trust on Outstanding VRDP Shares during the term of this Agreement, and shall be in addition to any other obligation of the Liquidity Provider under this Agreement.

SECTION 2.05. Fees.

(a) The Trust shall pay to the Liquidity Provider from the Closing Date to and including the date on which the Purchase Obligation under the VRDP Shares Purchase Agreement for all VRDP Shares has terminated, a monthly fee for each VRDP Share outstanding on the first calendar day of the immediately preceding calendar month, in an amount, equal to (a) the product of (i) 0.75% of 101.85% times $100,000 multiplied by (ii) the actual number of days from and including such first calendar day of the immediately preceding calendar month to and including the last calendar day of such immediately preceding month or, if applicable, the date of any prior redemption or liquidation for such VRDP Share (as the case may be) divided by (b) 365.  The fee for the period from and including the Closing Date to and including November 30, 2015 shall be paid on December 15, 2015, provided, that the day count for such fee calculation pursuant to clause (a)(ii) of the immediately preceding sentence for such payment on December 15, 2015 shall be 33 days and the fee shall be calculated in respect of each VRDP Share Outstanding on the Closing Date instead of the first calendar day of the immediately preceding month.

(b) With respect to the fees payable pursuant to the first sentence of Section 2.05(a), such fee shall be invoiced by the Liquidity Provider and shall be payable monthly in arrears on the 15th calendar day of each month and if such day is not a Business Day, the next succeeding Business Day, and upon the date of termination of this Agreement, unless such payment date is a Dividend Payment Date, in which case such fee shall be paid on the Business Day immediately preceding such payment date.  In addition, notwithstanding the foregoing, in the event of any optional redemption of VRDP Shares during the period commencing on the date hereof and ending on the initial Scheduled Termination Date, on the related Redemption Date the Trust shall pay to the Liquidity Provider a make-whole amount equal to the fee that would otherwise have been payable in respect of such redeemed VRDP Shares for the remainder of such period calculated as if such VRDP Shares remained Outstanding and not purchased by the Liquidity Provider during such remaining period.

SECTION 2.06. Operating Expenses.

The Trust shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the VRDP Shares) as operating expenses.

SECTION 2.07. No Deductions; Increased Costs.

(a) To the extent set forth in clauses (b) and (c) below, all “Sums Payable Hereunder” shall be paid in full, without any deduction or withholding whatsoever.  For purposes of this Section 2.07, “Sums Payable Hereunder” shall mean amounts payable by the Trust hereunder, whether of fees, expenses or otherwise (but excluding any sums payable with respect to VRDP Shares of liquidation preference or dividends whether in connection with a Failed Remarketing Condition —Purchased VRDP Shares Redemption or otherwise).

(b) If any change in applicable law, regulation, condition, directive or interpretation thereof applicable to transactions of the type contemplated in this Agreement and the VRDP Shares Purchase Agreement (including any request, guideline or policy whether or not having the force of law (which the Liquidity Provider, in the reasonable exercise of its judgment, complies with) and including, without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect and in connection with the implementation of Basel III, but excluding, changes in tax laws) or interpretation thereof by any authority charged with the administration or interpretation thereof with respect to the regulation of national banks occurs after the date hereof which:

(i)  imposes, modifies or deems applicable any reserve or deposit or similar requirements against any assets held by or in connection with the Liquidity Provider’s commitment to provide the Purchase Obligation or this Agreement; or

(ii)  imposes upon the Liquidity Provider any other condition with respect to Sums Payable Hereunder or amounts payable by the Liquidity Provider with respect to this Agreement or any other Related Document to which the Liquidity Provider is a party or its commitment to provide the Purchase Obligation; and the result of any of the foregoing is (x) to increase the cost to the Liquidity Provider of entering into or performing this Agreement or any other Related Document to which the Liquidity Provider is a party, making any payment pursuant to its Purchase Obligation or maintaining its commitment to provide the Purchase Obligation, (y) to reduce the amount of any Sums Payable Hereunder to the Liquidity Provider or (z) to require the Liquidity Provider to make any payment to a regulatory authority on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Liquidity Provider deems material, then:

(1)  the Liquidity Provider shall promptly notify the Trust in writing of the happening of such event;

(2)  the Liquidity Provider shall promptly deliver to the Trust a certificate stating in reasonable detail the change which has occurred or the reserve requirements or other conditions which have been imposed on the Liquidity Provider or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such increased cost, reduction or payment and the way in which such amount has been calculated; and

(3)  the Trust shall within thirty (30) days after demand and the Trust’s receipt of the certificate described in subclause (2) above pay to the Liquidity Provider such an amount or amounts as will compensate the Liquidity Provider for such additional cost, reduction or payment as set forth on such certificate.

The reasonably detailed certificate of the Liquidity Provider prepared in good faith, signed by an authorized signatory of the Liquidity Provider, as to the additional amounts payable pursuant to this paragraph delivered to the Trust shall be conclusive and binding on the Trust absent manifest error of the amount thereof.  In the event any such amounts paid by the Trust are subsequently refunded to the Liquidity Provider by the authority imposing such costs, the Liquidity Provider will reimburse the Trust for such amounts to the extent they are refunded to the Liquidity Provider, but without interest; provided, however, that it is understood and agreed that the Liquidity Provider has no duty or obligation to contest the imposition of or seek the recovery of any such costs.

For the avoidance of doubt, no payment will be due under this subsection in respect of a cost arising solely out of the ownership of VRDP Shares after performance by the Liquidity Provider of its obligations under this Agreement.

(c) If any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, in connection with the implementation of Basel III), in each case adopted after the date hereof, or any change in the interpretation or administration thereof after the date hereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Liquidity Provider (or any of its branches) with any request or directive made after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Liquidity Provider’s capital as a consequence of its obligations hereunder or under its commitment to provide the Purchase Obligation or the transactions referenced herein or contemplated hereby to a level below that which the Liquidity Provider could have achieved but for such adoption, change or compliance (taking into consideration the Liquidity Provider’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Liquidity Provider to be material, then, within thirty (30) days of demand by the Liquidity Provider and receipt by the Trust of a certificate stating in reasonable detail the basis on which such amount was determined, the amount requested and the way in which such amount has been calculated, the Trust shall pay to the Liquidity Provider such additional amount or amounts determined by the Liquidity Provider set forth on such certificate as will compensate the Liquidity Provider for such reduced rate of return.  The reasonably detailed certificate of the Liquidity Provider prepared in good faith, signed by an authorized signatory of the Liquidity Provider, as to the additional amounts payable pursuant to this paragraph delivered to the Trust shall be conclusive and binding on the Trust absent manifest error of the amount thereof.

For the avoidance of doubt, no payment will be due under this subsection in respect of a cost arising solely out of the ownership of VRDP Shares after performance by the Liquidity Provider of its obligations under this Agreement.

(d) With respect to the Liquidity Provider’s claim for any compensation under this Section 2.07, the Trust shall not be required to compensate the Liquidity Provider for any amount incurred more than one hundred eighty (180) days prior to the date that the Liquidity Provider notifies the Trust of the event that gives rise to such claim; provided that if the circumstances giving rise to such claim is retroactive, then such 180-day period referenced above shall be extended to include the period of retroactive effect.

ARTICLE III

CLOSING DATE

SECTION 3.01. Conditions to Closing Date

It shall be a condition to the Closing Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the VRDP Shares Purchase Agreement shall have been duly executed and delivered by the parties hereto or thereto;

(c) the VRDP Shares shall have a long-term preferred share rating of Aaa from Moody’s or AAA from Fitch on the Closing Date;

(d) the Liquidity Provider shall have short-term debt ratings of P-1 from Moody’s and F1 from Fitch;

(e) 100% of the VRDP Shares being offered pursuant to the Information Statement have been purchased by investors that are not affiliates of the Trust or the Investment Adviser;

(f) receipt by the Liquidity Provider of executed originals, or copies certified by a duly authorized officer of the Trust to be in full force and effect and not otherwise amended, of: the Statement of Preferences, the VRDP Shares, the Placement Agreement, the VRDP Shares Purchase Agreement, the VRDP Shares Remarketing Agreement and the Tender and Paying Agent Agreement, in the forms attached hereto as Exhibit E; a true and complete copy of the Charter as in full force and effect on the Closing Date; the Information Statement in form and substance reasonably satisfactory to the Liquidity Provider, as in effect on the Closing Date; and an incumbency certificate with respect to the authorized signatories thereto;

(g) receipt by the Liquidity Provider of opinions of counsel for the Trust and, with respect to the Fee Agreement, of counsel for the Investment Adviser, in the form of Exhibit A;

(h) receipt by the Trust of opinions of counsel for the Liquidity Provider and the Remarketing Agent, in the form of Exhibit B;

(i) receipt by the Trust and the Liquidity Provider of opinions of counsel for the Tender and Paying Agent in the form of Exhibit C;

(j) the reasonable fees and expenses and all other amounts (including reasonable attorneys’ fees and expenses related to the issuance of the VRDP Shares) payable to the Liquidity Provider on or prior to the Closing Date pursuant to this Agreement shall have been paid; and

(k) there shall have been delivered to the Liquidity Provider such information and copies of documents, approvals (if any) and records certified, where appropriate, of organizational and legal proceedings as the Liquidity Provider may have requested relating to the Trust’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby. Such documents shall, in any event, include a certificate of the Trust, in form and substance satisfactory to the Liquidity Provider and its counsel, executed by an executive officer of the Trust, dated the Closing Date, to the effect that the all representations and warranties made by the Trust herein or in any of the Related Documents to which it is a party shall be true and correct in all material respects with the same effect as though such representations and warranties had been made at and as of such time, unless such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, that all fees and expenses and other amounts and obligations payable by the Trust under this Agreement have been paid or satisfied as of such date and that all actions required to be taken, all consents required to be obtained, and all resolutions required to be adopted (which resolutions shall be attached to such certificate), in each case by the Trust under applicable law, have been done, obtained and adopted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TRUST

The representations and warranties set out in this Article IV are given hereunder by the Trust on the Closing Date (in respect of Section 4.01 to Section 4.06 (inclusive), Section 4.09 and Section 4.10) and as of the Closing Date and each date subsequent to the date thereof, except that the representations and warranties set forth in Section 4.07, Section 4.08, Section 4.11, Section 4.12 and Section 4.13 shall be given only on the Closing Date, and, in the case of Section 4.07, on each date subsequent to the Closing Date on which the Information Statement is provided to Holders or potential Holders of VRDP Shares.

SECTION 4.01. Existence.

The Trust is validly existing as a statutory trust under the laws of the State of Delaware, with full right and power to issue the VRDP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Trust of this Agreement and each other Related Document are within the Trust’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Trust or result in the creation or imposition of any lien or encumbrance on any asset of the Trust, except for such violations or contraventions which would not have a material adverse effect on the Trust’s ability to perform its obligations under this Agreement, any of the VRDP Shares or any other Related Documents; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Trust’s charter.

SECTION 4.03. Binding Effect.

This Agreement, the Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement, if executed and delivered on the date this representation is made, constitute valid and binding agreements of the Trust, or, if not yet executed and delivered, will, when executed and delivered, constitute valid and binding agreements of the Trust, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.  The VRDP Shares have been duly authorized and validly issued by the Trust, and, when the Trust receives the consideration therefore contemplated in the Information Statement, will be fully paid and nonassessable and are free of any preemptive or similar rights.

SECTION 4.04. Financial Information.

The financial statements of the Trust as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Liquidity Provider, present fairly in all material respects the financial condition of the Trust, at such date and for such period, and were prepared in accordance with United States generally accepted accounting principles, consistently applied.  The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board.  Since the date of the financial statements, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Trust which materially and adversely affect the issuance of any of the VRDP Shares or the Trust’s ability to pay when due or otherwise perform its obligations under this Agreement, any of the VRDP Shares and the Related Documents.

SECTION 4.05. Litigation.

Except as disclosed in the Information Statement or in Schedule II hereto, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Trust) overtly threatened in writing against the Trust in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any other Related Document or this Agreement; or (ii) in which a final adverse decision would adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the VRDP Shares.

SECTION 4.06. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Trust of this Agreement and the other Related Documents (including the VRDP Shares) to which the Trust is or will be a party have been obtained and are in full force and effect.

SECTION 4.07. Information Statement.

The Information Statement, true copies of which will be or have been delivered to the Liquidity Provider on or before the date hereof, does not contain, and such Information Statement (including any amendments or supplements prepared subsequent to its date) (a true copy of which, in each case, has been and shall be furnished to the Liquidity Provider prior to the distribution thereof) does not contain, and will not contain, an untrue statement of a material fact and such Information Statement does not omit, and will not omit, to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading, except no representation is made as to Liquidity Provider Information furnished in writing by the Liquidity Provider or its affiliates for inclusion therein.

SECTION 4.08. Incorporation of Representations and Warranties.

The Trust hereby makes to the Liquidity Provider the same representations and warranties as were made by it in the Placement Agreement as of the date or dates indicated therein, which representations and warranties, together with the related definitions of terms contained therein, are hereby incorporated by reference with the same effect as if each and every such representation and warranty and definition were set forth herein in its entirety.

SECTION 4.09. Complete and Correct Information.

All information, reports and other papers and data with respect to the Trust furnished to the Liquidity Provider were, at the time the same were so furnished, complete and correct in all material respects. Any financial, budget and other projections furnished to the Liquidity Provider were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Trust’s best estimate of the Trust’s future financial performance.  No fact is known to the Trust that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the VRDP Shares, or the Trust’s ability to pay when due its obligations under this Agreement, any of the VRDP Shares and the other Related Documents that has not been set forth in the Information Statement referenced in Section 4.07 hereof or in the financial information and other documents referred to in this Section 4.09 or in such information, reports, papers and data or otherwise disclosed in writing to the Liquidity Provider.  The documents furnished and written statements made by the Trust in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.10. 1940 Act Registration.

The Trust is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

SECTION 4.11. Effective Leverage Ratio; Minimum VRDP Shares Asset Coverage.

As of the Closing Date, the Trust is in compliance with the Effective Leverage Ratio and the Minimum VRDP Shares Asset Coverage.

SECTION 4.12. Investment Policies.

As of the Closing Date, the Trust owns only Eligible Assets.

SECTION 4.13. Credit Quality.

At least 50% of the Trust’s economic exposure to investment securities is to municipal bonds that were rated, at the time of investment, within the four highest grades (Baa or BBB or better) by at least one NRSRO or were unrated but judged to be of comparable quality by the Investment Adviser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article V are given hereunder by the Liquidity Provider on the Closing Date, except with respect to the representation and warranty set forth in Section 5.07 which shall be given on the Closing Date and as of the date of the Information Statement prepared in connection with the initial offering of VRDP Shares.

SECTION 5.01. Existence.

The Liquidity Provider is a national banking association duly organized and validly existing under the laws of the United States.  The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.02. Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation.

SECTION 5.03. Binding Effect.

Each of this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, constitutes, in the case of this Agreement, a valid and binding agreement of the Liquidity Provider, and, in the case of the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation, will, when executed and delivered, constitute a valid and binding agreement of the Liquidity Provider, in each case, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04. Financial Information.

The publicly available portions of the Liquidity Provider’s most recent Call Report, and any amendments and supplements thereto, present fairly, in all material respects, the financial position of the Liquidity Provider and its subsidiaries as of the date of such report.  Since the date of the most recent such Call Report, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Liquidity Provider that would materially and adversely affect its ability to perform its obligations under this Agreement or the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.05. Litigation.

Except as disclosed in the Information Statement or in a schedule delivered to the Trust prior to the Closing Date, no filed action, suit, proceeding or any commenced investigation actually known to the Liquidity Provider is pending against the Liquidity Provider in any court or before any governmental authority in any way contesting or that a reasonably expected adverse decision would affect the validity of this Agreement or the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 5.06. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of the Liquidity Provider or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of this Agreement and the other Related Documents to which the Liquidity Provider is a party have been obtained and are in full force and effect.

SECTION 5.07. Information Statement.

The Liquidity Provider Information does not contain, and will not contain, an untrue statement of material fact and the Liquidity Provider Information does not omit, and will not omit, to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 5.08. Ranking.

The obligations of the Liquidity Provider under the VRDP Shares Purchase Agreement rank pari passu with all other senior unsecured obligations of the Liquidity Provider (other than any such obligations preferred by statute or by operation of law).

SECTION 5.09. Related Party.

The Liquidity Provider is not related to the Trust within the meaning of Section 267(b) or Section 707(b) of the Code.

SECTION 5.10. Debt Rating.

The Liquidity Provider has a short-term debt ratings of “P-1” from Moody’s and “F1+” from Fitch.

ARTICLE VI

COVENANTS OF THE TRUST

The Trust agrees that, so long as there is any Purchase Obligation under the VRDP Shares Purchase Agreement or any amount payable hereunder or under any VRDP Shares remains outstanding:

SECTION 6.01. Information.

Without limitation of the other provisions of this Agreement, the Trust will deliver, or cause the Tender and Paying Agent to deliver, to the Liquidity Provider:

(a) upon receipt, a copy of any Notice of Tender and any Notice of Purchase;

(b) within three (3) Business Days following the occurrence of a Mandatory Tender Event, a Mandatory Tender Notice;

(c) within three (3) Business Days following the occurrence of a Mandatory Purchase Event, a Mandatory Purchase Notice;

(d) as promptly as practicable after the preparation and filing thereof with the SEC, each annual and semi-annual report prepared with respect to the Trust to the Liquidity Provider and Holders of VRDP Shares, which delivery may be made by notice of the electronic availability of any such document on a public website;

(e) notice of any change (including being put on Credit Watch or Watchlist), suspension or termination in or of the ratings on the VRDP Shares by any NRSRO then rating the VRDP Shares at the request of the Trust, or any change of an NRSRO rating the VRDP Shares at the request of the Trust, as promptly as practicable upon the occurrence thereof;

(f) notice of any redemption or other repurchase of any or all of the VRDP Shares as provided in the Statement of Preferences;

(g) notice of any proposed amendments to or waivers of any of the Related Documents at such time as the amendments or waivers are sent to other parties and in any event not less than ten (10) Business Days prior to any proposed amendment or waiver and copies of all actual amendments or waivers thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(h) notice of any missed, reduced or deferred dividend payment that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(i) notice of insufficient deposit to provide for a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of insufficient deposits;

(j) notice of non-compliance with the Rating Agency Guidelines for more than five (5) Business Days or of the Minimum VRDP Shares Asset Coverage for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the grace period;

(k) notice of the distribution of net capital gains in advance of the Rate Period (except in the case of an Initial Special Rate Period) that such income will or may be distributed, simultaneously with the Tender and Paying Agent providing such notice to Beneficial Owners or their Agent Members;

(l) notice of any change to any investment adviser or sub-adviser of the Trust within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser; provided, however, that this clause shall not apply to personnel changes of the investment adviser or sub-adviser;

(m) notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after mailing thereof by the Trust’s proxy agent;

(n) notice one (1) Business Day after the occurrence thereof of (i) the failure of the Trust to pay the amount due on any senior securities or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; or (ii) the failure of the Trust to pay, or admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Trust to pay accumulated dividends on any additional preferred shares ranking pari passu with the VRDP Shares, and any period of grace or cure with respect thereto shall have expired;

(o) as soon as reasonably practicable upon the request of the Liquidity Provider, any Remarketing Materials required of the Trust pursuant to Section 2.03(b);

(p) notice of a material breach of any representation, warranty or covenant of the Trust, or the Tender and Paying Agent or Remarketing Agent set forth herein or in any Related Documents as soon as reasonably practicable, but in no event later than five (5) days after knowledge of senior management of the Trust or the Investment Adviser thereof;

(q) notice of any action, suit, proceeding, investigation or regulatory or business development, including any that is pending or threatened in writing against the Trust or other Person in any court or before any governmental authority (i) in any way contesting or affecting the validity of this Agreement or any Related Document to which the Trust is a party; or (ii) in which a final adverse decision or outcome would materially adversely affect the ability of the Trust to perform its obligations under this Agreement or any other Related Document to which the Trust is a party as promptly as practicable, but in no event, later than ten (10) Business Days after knowledge of senior management of the Trust or the Investment Adviser thereof;

(r) copies of all certificates that the Trust has delivered to each NRSRO which is then rating the VRDP Shares at the request of the Trust that are set forth in the respective Rating Agency Guidelines regarding Minimum VRDP Shares Asset Coverage, the VRDP Shares Basic Maintenance Amount and all related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable, but in no event, later than ten (10) Business Days after such certificates have been sent;

(s) on an approximately bi-weekly basis, a preliminary report of portfolio holdings of the Trust as of the end of the two-week period, which shall be substantially in the form previously provided to the Liquidity Provider for due diligence purposes or as otherwise reasonably requested by the Liquidity Provider from time to time;

(t) from time to time such additional information regarding the financial position, results of operations or prospects of the Trust as the Liquidity Provider may reasonably request including, without limitation, copies of all offering memorandums or other offering material with respect to the sale of any securities of the Trust as soon as reasonably practicable, but in no event later than ten (10) Business Days after a request;

(u) upon receipt, a copy of a Notice of Revocation received by the Tender and Paying Agent from a Beneficial Owner or its Agent Member;

(v) notice on each Business Day of the Trust’s then-current Effective Leverage Ratio and Minimum VRDP Shares Asset Coverage as of the close of business on the immediately preceding Business Day by Electronic Means (which for this purpose, includes the posting on the Trust’s website); and

(w) notice of all balances, cash and portfolio holdings in the Failed Remarketing Condition Liquidity Account on each Business Day on which there are any such amounts in such account.

SECTION 6.02. No Amendment or Certain Other Actions Without Consent of the Liquidity Provider.

Without the prior written consent of the Liquidity Provider (other than in the case of the Amendment Documents), the Trust will not agree or consent to any amendment, supplement, modification or repeal of any Related Document to which it is a party (or to which its consent is required because such Related Document constitutes an organizational document of the Trust or otherwise) or provision therein, nor waive any provision thereof.  In addition, the Trust will not, without the prior written consent of the Liquidity Provider (except in the case of an Initial Special Rate Period), designate or approve of: (i) the designation of any Special Rate Period pursuant to Section 4(a) of Part I of the Statement of Preferences; (ii) any change to the Dividend Payment Dates or Dividend Periods in respect of any Minimum Rate Periods pursuant to Section 2(d)(i) of Part I of the Statement of Preferences; (iii) any change to the definition of Applicable Rate, Applicable Spread or Maximum Rate, as each is defined in the Definitions section of the Statement of Preferences; (iv) any change to the Dividend Payment Dates in respect of any Special Rate Period consisting of more than seven Rate Period Days pursuant to Section 2(d)(ii) of Part I of the Statement of Preferences; (v) the authorization, creation or issuance of any class or series of shares ranking prior to or on a parity with the VRDP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding  up of the affairs of the Trust, or the authorization, creation or issuance of additional shares of any series of VRDP Shares in accordance with Section 5(c)(i)(a) of Part I of the Statement of Preferences; (vi) unless the VRDP Shares are redeemed in full prior to the conversion, the conversion of the Trust from a closed-end to an open-end investment company pursuant to Section 5(c)(ii)(A) of Part I of the Statement of Preferences; (vii) any plan of reorganization of the Trust pursuant to Section 5(c)(ii)(B) of Part I of the Statement of Preferences; (viii) the inclusion of Special Redemption Provisions in the Notice of Special Rate Period as described in Section 10(a)(ii) of Part I of the Statement of Preferences; (ix) the modification of the procedures for redemption as described in Section 10(j) of Part I of the Statement of Preferences; (x) any amendment to the Statement of Preferences in connection with the issuance of additional VRDP Shares or the issuance of an additional series of VRDP Shares pursuant to Section 13(a) of Part I of the Statement of Preferences; (xi) the selection of one or more Other Rating Agencies, which prior written consent shall be determined in the Liquidity Provider’s good faith discretion; (xii) any change to the Trust’s investment objectives, as described in the Information Statement, requiring the approval of the holders of a “majority of the Outstanding” (as defined in the 1940 Act) Common Shares and VRDP Shares, voting as a separate class, which prior written consent shall be determined in the Liquidity Provider’s good faith discretion; or (xiii) the appointment of a LIBOR Dealer (as defined in the Definitions section of the Statement of Preferences) from time to time.

SECTION 6.03. Notices and Consents Regarding Remarketing Agent and the Tender and Paying Agent.

The Trust shall not, without the Liquidity Provider’s prior written consent (which consent shall not be unreasonably withheld), appoint any Person other than the Person defined herein as the Tender and Paying Agent to perform the duties of the Tender and Paying Agent or the Person identified in Schedule I to perform the duties of the Remarketing Agent, in each case in respect of the VRDP Shares.  In addition, the Trust shall require in the Remarketing Agreement that the Remarketing Agent will notify the Liquidity Provider within one (1) Business Day by telephone or Electronic Means, if, at any time, the Remarketing Agent owns any VRDP Shares.

SECTION 6.04. Maintenance of Existence.

The Trust shall continue to maintain its existence as a statutory trust under the laws of the State of Delaware, with full right and power to issue the VRDP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

SECTION 6.05. Ratings.

The Trust will use its best efforts to maintain a long-term preferred share rating of the VRDP Shares of Aaa by Moody’s or a long-term preferred share rating of the VRDP Shares of AAA by Fitch (or the highest equivalent ratings category for preferred shares furnished by at least one Rating Agency).

SECTION 6.06. Tax Status of the Trust.

The Trust will qualify as a Regulated Investment Company within the meaning of Section 851(a) of the Code and the dividends made with respect to the VRDP Shares will qualify as tax exempt dividends to the extent designated by the Trust.

SECTION 6.07. Deposit Securities.

Except as otherwise provided with respect to a Failed Remarketing Condition—Purchased VRDP Shares Redemption in Section 6.21 below, if a Notice of Redemption of VRDP Shares has been provided in accordance with the Statement of Preferences, the Trust shall have available Deposit Securities or shall deposit with the Tender and Paying Agent, on the day such Notice of Redemption is provided to Holders, an aggregate amount of Deposit Securities with a Market Value sufficient to redeem the VRDP Shares that are the subject of such notice as provided in the Statement of Preferences.

SECTION 6.08. Payment Obligations.

The Trust shall promptly pay or cause to be paid all amounts payable by it hereunder and under the Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement, according to the terms hereof or thereof, shall take such actions as may be necessary to include all payments hereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement, the Tender and Paying Agent Agreement and the VRDP Shares Remarketing Agreement.  All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Trust.

SECTION 6.09. Compliance With Law.

The Trust shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Trust’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares, and the other Related Documents.

SECTION 6.10. Maintenance of Approvals: Filings, Etc.

The Trust shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party, except to the extent not doing so would not have a material adverse effect on the Trust’s ability to pay when due and otherwise perform its obligations under this Agreement, any of the VRDP Shares or any other Related Documents.

SECTION 6.11. Inspection Rights.

The Trust shall, at any reasonable time and from time to time, upon at least five (5) Business Days advance written notice provided to the Trust, permit the Liquidity Provider or any agents or representatives thereof, at the Trust’s expense, to examine the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, provided, however, that the Trust shall not be required to pay for more than two inspections per fiscal year.  The Trust will not withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Liquidity Provider.

SECTION 6.12. Permitted Liens.

The Trust shall not create or incur or suffer to be incurred or to exist any lien on any other funds, accounts or other property held under the Charter, except (a) as permitted by the Charter or liens arising by operation of law for taxes, assessments or similar governmental charges or levies and liens arising in the ordinary course of business by operation of law and not securing indebtedness, in each case that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings and for which the Trust has set aside on its books adequate reserves with respect thereto in accordance with United States generally accepted accounting principles consistently applied and (b) except for any lien of the Custodian with respect to the payment of its fees or repayment for its advances, any lien that may be incurred in connection with the Trust’s use of tender option bonds, futures and forward start swaps and other derivative transactions, and any lien that may be incurred in connection with the Trust’s use of alternative forms of leverage for purposes of redeeming all of the Outstanding VRDP Shares, provided that the Trust delivers all of the proceeds raised from the alternative leverage to the Tender and Paying Agent for investment in Deposit Securities for the purpose of redeeming the VRDP Shares, issues a notice of redemption for the VRDP Shares on the day it receives such cash and redeems such VRDP Shares as soon as practicable in accordance with the terms of the Statement of Preferences.

SECTION 6.13. Litigation, Etc.

The Trust shall give prompt notice in writing to the Liquidity Provider of any litigation, administrative proceeding or business development which, if adversely determined, may materially adversely affect its business, properties or affairs and reasonably would impair the ability of the Trust to perform its obligations as set forth hereunder or under any of the Related Documents to which it is a party.

SECTION 6.14. 1940 Act Registration.

The Trust shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

SECTION 6.15. Purchase by Affiliates.

The Trust shall not permit or cause to be permitted the Investment Adviser, affiliated persons of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Trust, in the case of a purchase of VRDP Shares which are to be cancelled within 10 days of purchase by the Trust), and Persons over which the Investment Adviser, or affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) of the Investment Adviser, exercise discretionary investment or voting authority (other than the Trust, in the case of a purchase of VRDP Shares which are to be cancelled within 10 days of purchase by the Trust), to purchase VRDP Shares without the prior written consent of the Liquidity Provider, and any such purchases without such consent shall be void ab initio.

SECTION 6.16. Eligible Assets.

The Trust shall make investments only in Eligible Assets in accordance with the Trust’s investment objectives and the investment policies set forth in the Information Statement.

SECTION 6.17. Credit Quality.

Unless the Trust receives the prior written consent of the Liquidity Provider (such consent to be determined in the Liquidity Provider’s good faith discretion), at least 50% of the Trust’s economic exposure to investment securities will be to municipal bonds that were rated, at the time of investment, within the four highest grades (Baa or BBB or better) by at least one NRSRO or were unrated but judged to be of comparable quality by the Investment Adviser; provided, however, that the Trust may invest up to 100% of it Managed Assets in securities issued by money market funds that invest exclusively in Eligible Assets.

SECTION 6.18. Leverage Ratio.

Unless the Trust receives the prior written consent of the Liquidity Provider, the Trust’s Effective Leverage Ratio shall not exceed 45%; provided, however in the event that the Trust’s Effective Leverage Ratio exceeds 45% as of the close of business on any Business Day (i) solely by reason of fluctuations in the market value of its portfolio securities, in such event and to the extent the Effective Leverage Ratio exceeds 46% as of the close of business on any Business Day and (ii) in any event other than an event described in the immediately preceding clause (i), the Trust shall cause its Effective Leverage Ratio to be 45% or lower within ten (10) Business Days (“Effective Leverage Ratio Cure Period”).

SECTION 6.19. Engagement of Remarketing Agent and Tender and Paying Agent.

The Trust will use its best efforts to engage at all times a Remarketing Agent that is a nationally recognized securities dealer with expertise in remarketing adjustable rate securities and a Tender and Paying Agent, as provided in Section 2.01 of this Agreement.

SECTION 6.20. Use of Proceeds.

The Trust shall use the gross proceeds from the sale of the VRDP Shares to maintain the Trust’s leveraged capital structure, including paying off or refinancing existing forms of leverage.

SECTION 6.21. Failed Remarketing Condition—Purchased VRDP Shares Redemption.

If the Liquidity Provider acquires any VRDP Shares pursuant to the Purchase Obligation and continues to be the beneficial owner for federal income tax purposes of such Purchased VRDP Shares for a continuous period of six months during which such Purchased VRDP Shares are tendered for Remarketing on each Business Day in accordance with the Related Documents but cannot be successfully remarketed (i.e., a Failed Remarketing Condition—Purchased VRDP Shares shall have occurred and be continuing for such period of time with respect to such Purchased VRDP Shares), the Trust shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption out of funds legally available for the redemption of the Purchased VRDP Shares that are subject to the Failed Remarketing Condition--Purchased VRDP Shares Redemption and in accordance with any other applicable law restrictions that apply to redemptions of shares; provided, that, as of the date of redemption: (i) to the extent any VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider, the Purchase Obligation of the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Bank of America, N.A., or any successor or permitted assign) remains in effect to the extent required by, and in accordance with, the VRDP Shares Purchase Agreement with Bank of America, N.A., or any successor or permitted assign; and (ii) to the extent (a) any VRDP Shares are Outstanding and held by Persons other than the Liquidity Provider and (b) the Purchase Obligation of the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Bank of America, N.A., or any successor or permitted assign) remains in effect to the extent required by, and in accordance with, the VRDP Shares Purchase Agreement with Bank of America, N.A., or any successor or permitted assign, the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Bank of America, N.A., or any successor or permitted assign) shall have made written affirmation to the Trust not later than the Business Day immediately preceding the Redemption Date to the effect that the Liquidity Provider is in compliance with the Purchase Obligation in accordance with its terms.  Notwithstanding the foregoing proviso, any failure or delay by the Liquidity Provider whose VRDP Shares are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption (i.e., Bank of America, N.A., or any successor or permitted assign) to deliver the affirmation referred to in the foregoing proviso shall not relieve the Trust of its obligation to effectuate a Failed Remarketing Condition—Purchased VRDP Shares Redemption and shall only result in a delay by the Trust to effectuate a Failed Remarketing Condition—Purchased VRDP Shares Redemption until one (1) Business Day following the date that such Liquidity Provider delivers such affirmation.  The six-month holding period for Purchased VRDP Shares acquired and continuously held as a result of a continuing Failed Remarketing Condition—Purchased VRDP Shares will be determined by the Trust on a first-in, first-out basis.

The Trust shall effect a Failed Remarketing Condition—Purchased VRDP Shares Redemption on the Redemption Date fixed by the Trust therefor, which date will not be later than three (3) Business Days after the expiration of the six-month period, except that if the Trust does not have funds legally available for the redemption of all of the required number of Purchased VRDP Shares which are subject to the Failed Remarketing Condition—Purchased VRDP Shares Redemption or the Trust otherwise is unable as a result of applicable law restrictions that apply to redemptions of shares, in each case, as certified in writing by the Trust, to effect such redemption on or prior to three (3) Business Days after the expiration of the six-month period, the Trust will redeem those Purchased VRDP Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption out of legally available funds and in accordance with applicable law restrictions that apply to redemptions of shares.

In order to further the purposes of IRS Private Letter Ruling 112002-11, notwithstanding anything expressed or implied to the contrary in this Agreement, nothing outside of this Section 6.21 or Section 6.23 shall confer upon the Liquidity Provider any rights to a redemption of Purchased VRDP Shares (other than the rights provided to Holders under the Statement of Preferences).

SECTION 6.22. Failed Remarketing Condition Liquidity Account.

(a) Upon the occurrence and continuance of a Failed Remarketing Condition—Purchased VRDP Shares with respect to any VRDP Shares, by the fifth Business Day following such occurrence, the Trust shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Trust (a “Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least 110% of the Liquidation Preference of such Purchased VRDP Shares.  If, while the Failed Remarketing Condition—Purchased VRDP Shares with respect to such Purchased VRDP Shares is continuing, the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares as of the close of business on any Business Day is less than 110% of the Liquidation Preference of such Purchased VRDP Shares, then the Trust shall cause the Custodian and the Investment Adviser to take all such necessary actions, including segregating additional assets of the Trust as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Purchased VRDP Shares is at least equal to 110% of the Liquidation Preference of such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day.  With respect to assets of the Trust segregated as Liquidity Account Investments, the Investment Adviser, on behalf of the Trust, shall be entitled to instruct the Custodian with a copy to the Liquidity Provider on any date to release any Liquidity Account Investments with respect to any Purchased VRDP Shares from such segregation and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Trust segregated as Liquidity Account Investments with respect to such Purchased VRDP Shares at the close of business on such date have a Market Value equal to 110% of the Liquidation Preference of such Purchased VRDP Shares and (ii) the assets of the Trust designated and segregated as Deposit Securities at the close of business on such date have a Market Value equal to the Liquidity Requirement (if any) determined in accordance with subsection (b) below with respect to such Purchased VRDP Shares for such date.  The Trust shall cause the Custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Liquidity Account for any Purchased VRDP Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.  Notwithstanding anything expressed or implied to the contrary herein, the assets of the Liquidity Account shall continue to be assets of the Trust subject to the interests of all creditors and shareholders of the Trust.

(b) Subject to notice having been received as referred to in subsection (a) above, the Market Value of the Deposit Securities held in the Liquidity Account for any Purchased VRDP Shares, from and after the day (or, if such day is not a Business Day, the next succeeding Business Day) preceding the expiration of the six-month period for the Failed Remarketing Condition—Purchased VRDP Shares applicable to such Purchased VRDP Shares (which, for the avoidance of doubt, may result in multiple six month periods, each in respect of a Failed Remarketing Condition—Purchased VRDP Shares in respect of applicable Purchased VRDP Shares) specified in the table set forth below, shall not be less than the percentage of the Liquidation Preference for such Purchased VRDP Shares set forth below opposite such day (the “Liquidity Requirement”), but in all cases subject to the cure provisions of subsection (c) below:

Number of Days* Preceding the Six-Month Anniversary of the Liquidity Provider’s Purchase ________________	Value of Deposit Securities as Percentage of Liquidation Preference ___________________________________
150	20%
120	40%
90	60%
60	80%
30 *Or if such day is not a Business Day, the next succeeding Business Day	100%

(c) If the aggregate Market Value of the Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such Purchased VRDP Shares for such Business Day, then the Trust shall cause the segregation of additional or substitute Deposit Securities in respect of the Liquidity Account for such Purchased VRDP Shares, so that the aggregate Market Value of the Deposit Securities included in the Liquidity Account for such Purchased VRDP Shares is at least equal to the Liquidity Requirement for such Purchased VRDP Shares not later than the close of business on the next succeeding Business Day.

(d) The Deposit Securities included in the Liquidity Account for any Purchased VRDP Shares may be applied by the Trust, in its discretion, towards payment of the Redemption Price for such Purchased VRDP Shares.  Upon the earlier to occur of (i) the successful remarketing of the Purchased VRDP Shares or (ii) the deposit by the Trust with the Tender and Paying Agent with arrangements satisfactory to the Liquidity Provider of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of such Purchased VRDP Shares on the Redemption Date for such Purchased VRDP Shares, the requirement of the Trust to maintain a Liquidity Account for such Purchased VRDP Shares as contemplated by this Section 6.22 shall lapse and be of no further force and effect.

SECTION 6.23. Maintenance of Minimum VRDP Shares Asset Coverage.

The Trust shall maintain Minimum VRDP Shares Asset Coverage of 225% or, if it does not cure a failure to maintain the Minimum VRDP Shares Asset Coverage by the Minimum VRDP Shares Asset Coverage Cure Date, the Trust shall immediately commence a redemption of VRDP Shares, as provided in Section 10(b)(i) of Part I of the Statement of Preferences, out of funds legally available for the redemption of VRDP Shares and in accordance with any other applicable law restrictions that apply to redemptions of shares.

SECTION 6.24. Issuance of Senior Securities.

For so long as any VRDP Shares are Outstanding, the Trust shall not issue or suffer to exist any other “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Liquidity Provider) of the Trust, except as may be otherwise mutually agreed upon by the Trust and the Liquidity Provider or that may be issued in connection with the Trust’s redemption of all of the Outstanding VRDP Shares, provided that the Trust delivers all of the proceeds raised from such issuance to the Tender and Paying Agent for investment in Deposit Securities for the purpose of redeeming the VRDP Shares, issues a notice of redemption for the VRDP Shares on the day it receives such cash and redeems such VRDP Shares as soon as practicable in accordance with the terms of the Statement of Preferences.

SECTION 6.25. Satisfaction of Conditions to Closing Date.

The Trust shall use commercially reasonable efforts to satisfy the conditions set forth in Section 3.01; provided, however, that nothing shall limit the Board from acting in accordance with their fiduciary duties with respect to any determination whether to issue VRDP Shares or otherwise.

ARTICLE VII

COVENANTS OF THE LIQUIDITY PROVIDER

The Liquidity Provider agrees that, from the Closing Date, so long as there is any commitment under the VRDP Shares Purchase Agreement or any amount payable under the VRDP Shares Purchase Agreement or under any VRDP Shares remains outstanding:

SECTION 7.01. Proceedings.

The Liquidity Provider will deliver to the Trust as promptly as practicable notice of any filed action, suit or proceeding or any commenced investigation actually known to the Liquidity Provider, including any that is pending against the Liquidity Provider in any court or before any governmental authority (i) in any way contesting or affecting the validity of this Agreement or the VRDP Share Purchase Agreement, including without limitation, the Purchase Obligation; or (ii) in which a reasonably expected final adverse decision would have the effect of making the Liquidity Provider unable to perform its obligations under this Agreement and the VRDP Shares Purchase Agreement, including, without limitation, the Purchase Obligation.

SECTION 7.02. Waiver.

In the event of a termination of the VRDP Shares Purchase Agreement as a result of a Termination Event, the Liquidity Provider agrees to waive its right with respect to Purchased VRDP Shares to exercise the Purchase Obligation provided by any subsequent Liquidity Provider; provided, however, that any Purchased VRDP Shares that are subsequently sold by the Liquidity Provider in a successful Remarketing shall at the time of such sale and thereafter have the full benefit of the Purchase Obligation of any subsequent Liquidity Provider; and, provided, further, that any Purchase Obligation of a subsequent Liquidity Provider with respect to the Purchased VRDP Shares shall be on parity with the Purchase Obligation of such Liquidity Provider with respect to all other Outstanding VRDP Shares.

SECTION 7.03. Payment Obligations.

The Liquidity Provider shall promptly pay or cause to be paid all amounts payable by it under the VRDP Shares Purchase Agreement according to the terms thereof.  The obligation of the Liquidity Provider under the VRDP Shares Purchase Agreement shall be unconditional and irrevocable in accordance with the provisions thereof, without regard to, without limitation, any failure of the representations, warranties, agreements or performance of the Tender and Paying Agent set forth therein or of the Trust set forth or incorporated by reference in this Agreement or in any Related Documents.

SECTION 7.04. Compliance With Law.

The Liquidity Provider shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Liquidity Provider’s ability to perform when due the Purchase Obligation or its other obligations under the Related Documents.

SECTION 7.05. Maintenance of Approvals: Filings, Etc.

The Liquidity Provider shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents.

SECTION 7.06. No Amendment Without Consent of the Trust.

Without the prior written consent of the Trust, the Liquidity Provider will not agree or consent to any amendment, supplement, modification or repeal of the VRDP Shares Purchase Agreement, nor waive any provision thereof.

SECTION 7.07. Additional Information.

The Liquidity Provider will deliver or cause to be delivered to the Trust:

(a) as promptly as practicable after the preparation thereof, each publicly available financial statement prepared with respect to the Liquidity Provider, which delivery shall be deemed to have been made upon electronic availability to the public of any such document;

(b) as soon as reasonably practicable upon the request of the Trust, any Remarketing Materials required of the Liquidity Provider pursuant to Section 2.03(b); and

(c) as promptly as practicable after the purchase of VRDP Shares pursuant to a Failed Remarketing Condition or the sale of such Purchased VRDP Shares, written notice thereof (which notice shall also be provided to the Remarketing Agent in the case of any such sale other than through a Remarketing), specifying, as applicable, the commencement or conclusion of the Failed Remarketing Condition, the date of purchase or sale and number of VRDP Shares purchased or sold;

provided, however, that any failure of the Liquidity Provider to deliver any of the foregoing notices shall not relieve the Trust of its obligation to adjust the Applicable Rate to the Maximum Rate and to pay any amounts due on the Purchased VRDP Shares.

If at any time the Liquidity Provider’s bank holding company is not furnishing information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Liquidity Provider shall furnish, or cause to be furnished, to Holders and Beneficial Owners of VRDP Shares and prospective purchasers of VRDP Shares, upon request, information with respect to the Liquidity Provider satisfying the requirements of subsection (d)(4) of Rule 144A.

SECTION 7.08. Obligation to Execute Related Documents.

The Liquidity Provider shall execute each of the Related Documents to which it is a party if, on the Closing Date, to the extent (a) such Related Documents have been delivered to the Liquidity Provider (i) in the forms attached hereto as Exhibit E or (ii) with such changes as agreed to by the Liquidity Provider in its sole discretion in good faith and (b) the conditions specified in Sections 3.01 have been satisfied.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties.  Each such notice, request or other communication shall be effective (i) if given by mail, upon receipt, or (ii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Liquidity Provider under Section 6.01 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.01 may be given by telephone to the Liquidity Provider at the telephone numbers listed below (or such other telephone numbers as may be designated by the Liquidity Provider, by written notice to the Trust, to receive such notice), immediately confirmed in writing, including by fax or electronic mail.  The notice address for each party is specified below:

(a) if to the Trust:

BlackRock Long-Term Municipal Advantage Trust

100 Bellevue Parkway

Wilmington, DE 19808-3700

Attention: Accounting Custody

Telephone: (302) 797-6179

Telecopy: (302) 797-2455

Email: Accounting.Custody@blackrock.com

(b) if to the Liquidity Provider:

Bank of America, N.A.
One Bryant Park
1111 Avenue of the Americas, 9th Floor
New York, NY 10036
Attention:  James Nacos/Thomas Visone
Telephone:  (212) 449-7358 / (646) 743-1408
Telecopy:  (646) 736-7286
Email:  DG.Pfloats@baml.com; james.nacos@baml.com; Thomas.visone@baml.com

Wire Instructions:
Account with bank:
BANK OF AMERICA, NEW YORK
ABA:  026009593
FOR:  BANK OF AMERICA CHARLOTTE GLOBAL DERIVATIVE SETTLEMENTS
Acct #:  6550219386
Ref:  BlackRock VRDP Transactions

SECTION 8.02. No Waivers.

(a) The obligations of the Trust hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the VRDP Shares or any other Related Document).  The rights of the Liquidity Provider hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any VRDP Shares may have under the terms of such VRDP Shares or any Related Document or otherwise.

(b) No failure or delay by the Trust or the Liquidity Provider in exercising any right, power or privilege hereunder or under any other Related Document or the VRDP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No failure or delay by the Trust or the Liquidity Provider in exercising any right, power or privilege under or in respect of the VRDP Shares or any other Related Document shall affect the rights, powers or privileges of the Trust or the Liquidity Provider hereunder or thereunder or shall operate as a limitation or waiver thereof.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03. Expenses and Indemnification.

(a) The Trust shall upon demand either, as the Liquidity Provider may require, pay in the first instance or reimburse the Liquidity Provider (to the extent that payments for the following items are not made under the other provisions hereof) for (i) the reasonable fees, expenses, and disbursement of the Liquidity Provider (including reasonable fees and costs of outside counsel) incurred by the Liquidity Provider in connection with the execution, delivery and performance of this Agreement and the other Related Documents and other instruments mentioned herein, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel) incurred by the Liquidity Provider in connection with the enforcement of or preservation of rights under this Agreement or the other Related Documents.  The Trust shall not be responsible under clause (ii) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Liquidity Provider, unless the Liquidity Provider shall have concluded that there are legal defenses available to it that are different from or additional to those available to the Trust.

(b) The Trust agrees to indemnify and hold harmless the Liquidity Provider and each other Indemnified Person of the Liquidity Provider from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) which (i) are related to or arise out of (A) any untrue statements or alleged untrue statements of a material fact made or any statements of a material fact omitted or alleged to have been omitted to be made in the Information Statement or any of the Remarketing Materials and required to be stated therein or necessary to make the statement therein, in light of the circumstances in which they were made, not materially misleading and excluding any statement of omissions related to the Liquidity Provider Information (including in each case any documents incorporated by reference therein), (B) actions taken or omitted to be taken by the Trust or its affiliates in connection with the transactions contemplated by this Agreement, the VRDP Shares Purchase Agreement, the Tender and Paying Agent Agreement, the VRDP Shares Remarketing Agreement, the Placement Agreement or any other Related Document, (C) actions taken or omitted to be taken by the Liquidity Provider or another Indemnified Person of the Liquidity Provider at the indemnifying party’s direction or with the indemnifying party’s consent in conformity with the indemnifying party’s actions or omissions or (ii) are otherwise related to or arise out of this Agreement and the Related Documents, including modifications or future additions to this Agreement and any other Related Documents, any lawsuits by shareholders of the Trust and any violation of any applicable law by the Trust and to promptly reimburse the Liquidity Provider or any other Indemnified Person of the Liquidity Provider for all expenses (including reasonable fees and disbursements of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any such Indemnified Person is a party.  The indemnifying party will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any such Indemnified Person pursuant to clause (ii) of the preceding sentence to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or to the extent the same resulted from any failure by the Liquidity Provider to perform the Purchase Obligation in accordance with the terms of the VRDP Shares Purchase Agreement, which failure has not been the proximate result of, or caused by, a breach by the Trust of its obligations under this Agreement, as determined in a non-appealable final judgment by a court of competent jurisdiction.

(c) The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of the other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Trust on the one hand and the Liquidity Provider on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Trust on the one hand and the Liquidity Provider on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Liquidity Provider and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of fees actually received by the Liquidity Provider from the Trust pursuant to the proposed transactions giving rise to this Agreement (unless such losses, claims, damages, liabilities or expenses were caused by the gross negligence, bad faith or willful misconduct of the Liquidity Provider or one or more of its Indemnified Persons.  For purposes of determining the relative benefits to the Trust on the one hand, and the Liquidity Provider on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Trust pursuant to the transactions, whether or not consummated, for which the Liquidity Provider is providing services as provided in this Agreement bears to (ii) the fees paid or proposed to be paid by the Trust or on the Trust’s behalf to the Liquidity Provider in connection with the proposed transactions giving rise to or contemplated by this Agreement.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify).  The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the  indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom.  The Trust further agrees that neither the Liquidity Provider, nor any of its affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Liquidity Provider or any of its affiliates shall have any liability to the Trust arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Liquidity Provider’s gross negligence, bad faith or willful misconduct.  No party shall be responsible or liable to the other party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e) Nothing in this Section is intended to limit any party’s obligations contained in other parts of this Agreement or the VRDP Shares.  Neither the Trust nor the Liquidity Provider will refer to the other in any materials used in marketing the VRDP Shares other than the Information Statement without the prior written consent of the other.

SECTION 8.04. Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Trust and the Liquidity Provider.

SECTION 8.05. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party hereto may assign or otherwise transfer any of its rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other party.  Any assignment without such prior written consent shall be void.

SECTION 8.06. Term of this Agreement.

(a) Subject to subsections (b) and (c) below, this Agreement shall terminate on the later of (i) the earliest of (x) the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof) and (y) the reduction of the Available Commitment of the Liquidity Provider to zero; and (ii) the date of payment of all sums payable by the Liquidity Provider pursuant to the VRDP Shares Purchase Agreement (irrespective of the Liquidity Provider’s obligations under Section 2.05 of the VRDP Shares Purchase Agreement); and notwithstanding any termination of this Agreement, Section 2.05 (with respect to previously accrued but unpaid fees), Section 6.01 (p), (q) and (s), Section 6.02, Section 6.05, Section 6.06, Section 6.08, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20, Section 6.21, Section 6.22, Section 6.23 and Section 6.24 of Article VI (Covenants of the Trust), Section 8.03 (Expenses and Indemnification), Section 8.07 (Governing Law) and Section 8.08 (Waiver of Jury Trial) of this Article VIII (Miscellaneous) shall remain in full force and effect; provided that the foregoing sections of Article VI (Covenants of the Trust) shall survive termination of this Agreement only until such time that the Liquidity Provider no longer owns any VRDP Shares purchased pursuant to the Purchase Obligation and Section 8.15 shall only remain in full force and effect for one (1) year after termination of this Agreement.

(b) Notwithstanding the foregoing, (i) the Trust may terminate this Agreement prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof) in accordance with this Section 8.06(b) as of the Liquidity Provider Ratings Event Termination Date specified by notice in writing to the Liquidity Provider following the occurrence of a  Liquidity Provider Ratings Event or (ii) this Agreement shall terminate prior to the Scheduled Termination Date (as such date may be extended in accordance with Section 2.02 hereof) as of a Related Party Termination Date upon the occurrence of a Related Party Termination Event; provided that, notwithstanding any termination of this Agreement, Section 6.01 (p), (q) and (s), Section 6.02, Section 6.05, Section 6.06, Section 6.08, Section 6.14, Section 6.16, Section 6.17, Section 6.18, Section 6.19, Section 6.20, Section 6.21, Section 6.22, Section 6.23 and Section 6.24 of Article VI (Covenants of the Trust), Section 8.03 (Expenses and Indemnification), Section 8.07 (Governing Law) and Section 8.08 (Waiver of Jury Trial) of this Article VIII (Miscellaneous) shall remain in full force and effect; provided that the foregoing sections of Article VI (Covenants of the Trust) shall survive termination of this Agreement only until such time that the Liquidity Provider no longer owns any VRDP Shares purchased pursuant to the Purchase Obligation and Section 8.15 shall only remain in full force and effect for one (1) year after termination of this Agreement.

(c) No expiration or termination of this Agreement shall be effective, so long as VRDP Shares are Outstanding, until the completion of a Mandatory Purchase in respect thereof, if then required under the Statement of Preferences, including the purchase by the Liquidity Provider of any VRDP Shares required to be purchased by it as a result thereof pursuant to the VRDP Shares Purchase Agreement.

SECTION 8.07. Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 8.08. Waiver of Jury Trial.

The Trust and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 8.09. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.10. Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 8.11. Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.12. Inconsistency Between Documents.

In the event of any inconsistency between this Agreement and the Statement of Preferences, including with respect to the taking of any action or the consent required for any such action, this Agreement shall govern.

SECTION 8.13. Regulatory Matters.

Each party hereto acknowledges and agrees that it shall not be a condition precedent to the Purchase Obligation that any seller of VRDP Shares demonstrate or account for any loss.

SECTION 8.14. Nonpetition Covenant.

Notwithstanding any prior termination of this Agreement, Bank of America, N.A., solely in its capacity as Liquidity Provider, hereby covenants and agrees that it shall not, prior to the date which is one year and one day after the redemption and the payment in full of the VRDP Shares and all accumulated dividends, petition or otherwise invoke the process of any court or government authority for the purpose of commencing a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of the property of the Trust; provided, however, that nothing in this provision shall preclude, or be deemed to stop, the Liquidity Provider from taking any action prior to the expiration of the aforementioned one year and one day period in (x) any case or proceeding voluntarily filed or commenced by the Trust, (y) any involuntary insolvency proceeding filed or commenced against the Trust by a Person other than the Liquidity Provider, or (z) with respect to its rights or preferences as a Beneficial Owner or Holder of VRDP Shares.

SECTION 8.15. Confidentiality.

All information, whether oral, written, via computer disk or electronic media or otherwise, to which it is given access or is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”.  Confidential Information shall include, without limitation, all technology,  processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof.  Confidential Information shall also include information of or relating to any parent, subsidiary or affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any person, other than directors, trustees, officers, employees, agents or representatives (including those of a legal nature) (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions.  For the avoidance of doubt, any Ratings Agency rating the VRDP Shares at the request of the Trust shall not be deemed to be a Representative for purposes of this Section 8.15 and will not be subject to the obligations of this Section 8.15.  Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.15.  Each party shall be responsible and liable for any breach of this Section 8.15 by its Representatives.  Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 8.15 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law or legal process or (e) is made available to any regulatory body.  Furthermore, the obligations of confidentiality set out in this Section 8.15 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Trust’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that the Liquidity Provider shall, to the extent permitted by law, rule and regulation and reasonably practicable, notify the Trust prior to such disclosure by the Liquidity Provider so that the Trust may seek, at the Trust’s expense, a protective order or other appropriate remedy; provided, further, that the Liquidity Provider will have no liability to the Trust for failure to provide such notice.  In the absence of such protective order, other remedy or waiver by the Trust, the Liquidity Provider may disclose such Confidential Information to the extent legally required.  Notwithstanding anything to the contrary contained herein, either party and its affiliates may disclose Confidential Information, without notice to the other party, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the party’s business or that of its affiliates in connection with the exercise of such authority or claimed authority.  Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information.  Provided however each party will be permitted to retain all or any portion or the Confidential Information to comply with its governing laws, regulations or internal policies.  Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 8.15.

Inasmuch as any breach of this Section 8.15 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law.  Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one (1) year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 8.15 shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 8.15.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK LONG-TERM MUNICIPAL ADVANTAGE TRUST

By: /s/ Jonathan Diorio____________________

Name:  Jonathan Diorio

Title:           Vice President

BANK OF AMERICA, N.A.

By: /s/ James Nacos______________________

Name: James Nacos

Title: Authorized Signatory

Signature Page to BTA Fee Agreement

SCHEDULE I

Description of VRDP Shares:	760 Series W-7 Variable Rate Demand Preferred Shares, par value $.001 per share, with a liquidation preference of $100,000 per share.
Initial Remarketing Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

SCHEDULE II

LITIGATION

[ON FILE]

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE TRUST
AND THE INVESTMENT ADVISER

[ON FILE]

EXHIBIT B

FORMS OF OPINIONS OF COUNSEL FOR THE LIQUIDITY PROVIDER
AND THE REMARKETING AGENT

[ON FILE]

EXHIBIT C

FORM OF OPINION OF COUNSEL FOR
THE TENDER AND PAYING AGENT

[ON FILE]

EXHIBIT D

ELIGIBLE ASSETS

On the Special Rate Period Commencement Date and at all times thereafter that the VRDP Shares Purchase Agreement is outstanding:

1.	“Eligible Assets” are defined to consist only of assets that conform to the following requirements as of the time of investment:

A.	Debt obligations: The following debt obligations which are not in payment default at the time of investment:

i.
Debt obligations issued by a State, the District of Columbia or political subdivision thereof, including, but not limited to, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of Section 142(b)(1) of the Code issued by or on behalf of one or more States, or any public agency or authority of any State, or political subdivision of a State.

ii.
Debt obligations issued by a U.S. Territory or political subdivision thereof, including limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Code issued by or on behalf of one or more U.S. Territories, or any public agency or authority of any U.S. Territory, or political subdivision of a U.S. Territory, which are rated in one of the four highest rating categories (“investment grade”) by two or more NRSROs, or by one NRSRO if rated by only one NRSRO, or by one NRSRO, in the case of debt obligations that are Defeased Securities, or are determined by the Investment Adviser in good faith application of its internal credit rating standards to be the credit equivalent of investment grade.

iii.	Debt obligations of the United States.

iv.
Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

v.	Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

vi.	Debt obligations of the Federal Home Loan Banks.

vii.	Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

viii.	Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

ix.
Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

x.
Debt obligations of issuers other than those specified in (i) through (ix) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO and that are “marketable.”  For these purposes, an obligation is “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

xi.
Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) or (ii) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) or (ii) above which with respect to both “a” and “b” are rated, or credit enhanced by a third party that is rated, in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if such debt obligations or depository receipts or third party credit enhancement providers have been rated by only one NRSRO.

An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.           Interest rate derivatives;

ii.	Swaps, futures, forwards, structured noted, options and swaptions related to Eligible Assets or on an index related to Eligible Assets;

iii.	Credit default swaps; or

iv.
Common shares issued by open-end investment companies registered under the 1940 Act, swaps, futures, forwards, structured notes, options, swaptions, or other derivatives contracts that are designed solely to hedge the Trust’s obligations under its deferred compensation plan, provided, that any such swap, future, forward, structured note, option, swaption, or other derivatives contract is not itself an equity security or a derivative based on a commodity, and may only be settled in cash (any asset under this clause iv, a “Deferred Compensation Hedge Asset”); provided, that the Deferred Compensation Hedge Assets so acquired do not constitute more than 0.05% of the Trust’s Managed Assets as of the time of investment.

C.	Other Assets

i.	Securities issued by other investment companies (open- or closed-end funds and ETFs) that invest exclusively in Eligible Assets.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.
Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Trust already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Trust to better maximize its existing investment in such issuer, provided, that the Trust may invest no more than 0.5% of its Managed Assets in such securities.

v.
Any assets received by the Trust from an issuer described in Section 1(A) (a “Permitted Issuer”) as the result of a default by the Permitted Issuer of its obligations under a debt obligation of such issuer described in Section 1(A) or of the bankruptcy or restructuring of the Permitted Issuer.

D.	Other assets, upon written agreement of the Liquidity Provider that such assets are eligible for purchase by the Trust.

2.
Except in the case of an Initial Special Rate Period, the Trust will provide the following information at the Special Rate Period Commencement Date (for purposes of the information to be provided at the Special Rate Period Commencement Date, such information shall be as of a date no earlier than two days prior to the Special Rate Period Commencement Date), and within 10 days after the end of every calendar quarter thereafter for every debt security in the fund:

i.	The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

ii.	The par value for each portfolio holding; and

iii.	The identity of any portfolio holding that is in payment default.

3.
For any investment company the shares of which are held by the Trust, other than shares of any money market fund, the Trust will provide the following information at the Special Rate Period Commencement Date (for the purposes of the information to be provided at the Special Rate Period Commencement Date, such information shall be as of a date no earlier than two days prior to the Special Rate Period Commencement Date, except in the case of an Initial Special Rate Period) and within 10 days after the end of every calendar quarter after the Special Rate Period Commencement Date:

i.	the identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company’s equity represented by the Trust’s investment;

ii.
a representation that the portfolio of each fund investment consists solely of “Eligible Assets” based upon the affirmative representation of the underlying investment company’s investment adviser; and

ii.	the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.

4.
The Trust will purchase Eligible Assets (primarily Municipal Obligations) for its portfolio based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

5.
The Trust has instituted policies and procedures that it believes are sufficient to ensure that the Trust complies with the representations, warranties and covenants contained in Section 6.16 of the VRDP Shares Fee Agreement.

6.
The Trust will, upon request, provide the Liquidity Provider and its internal and external auditors and inspectors as the Liquidity Provider may from time to time designate, with all reasonable assistance and access to information and records of the Trust relevant to the Trust’s compliance with and performance of the representations, warranties and covenants terms of Section 6.16 of the VRDP Shares Fee Agreement, but only for the purposes of internal and external audit.

7.	No Eligible Asset described in Section 1(A) above that is held by the Trust was in payment default at the time it was acquired by the Trust.

EXHIBIT E

FORM OF RELATED DOCUMENTS

[ON FILE]

EXHIBIT E-1

FORM OF VRDP SHARES PURCHASE AGREEMENT

[See Exhibit 99.4]

EXHIBIT E-2

FORM OF VRDP SHARES REMARKETING AGREEMENT

[See Exhibit 99.8]

EXHIBIT E-3

FORM OF TENDER AND PAYING AGENT AGREEMENT

[ON FILE]

EXHIBIT E-4

FORM OF PLACEMENT AGREEMENT

[ON FILE]

EXHIBIT E-5

FORM OF STATEMENT OF PREFERENCES

[ON FILE]

EXHIBIT E-6

FORM OF VRDP SHARES

[ON FILE]